                                  SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                                 (RULE 14C-101)
                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                        ASCENT ENTERTAINMENT GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

    (1)  Title of each class of securities to which transaction applies:
         Common Stock, par value $.01 per share
    (2)  Aggregate number of securities to which transaction applies:
         4,492,410*
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $15.25 per share of Common Stock*
    (4)  Proposed maximum aggregate value of transaction:
        $68,509,252.50
    (5)  Total fee paid:
        $13,701.85

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
     $90,678.33*
(2)  Form, Schedule or Registration Statement No.:
     Schedule TO
(3)  Filing Party:
     Liberty Media Corporation and Liberty AEG Acquisition, Inc.
(4)  Date Filed:
     February 29, 2000

* The sum of the number of shares of common stock outstanding that would receive the cash payment in the merger that is the subject of this Information Statement. The unit price is based on the per share cash payment to be made to the holders of the common stock pursuant to the merger. The aggregate value of the transaction equals the $15.25 per share price multiplied by the aggregate number of securities. Based upon such value, the fee due upon the filing of the preliminary information statement is $13,701.85, which amount is completely offset by the $90,678.33 fee previously paid in connection with the filing of the Schedule TO by Liberty Media Corporation and Liberty AEG Acquisition, Inc. in connection with the first step of the transaction of which the merger is a part.

                              [ASCENT LETTERHEAD]

Dear Stockholders:                                                        , 2000

     Ascent Entertainment Group, Inc., a Delaware corporation (the "Company"), has entered into an Agreement and Plan of Merger dated as of February 22, 2000 (the "Merger Agreement"), with Liberty Media Corporation, a Delaware corporation, and Liberty AEG Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Liberty Media ("Merger Sub"). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"). The terms of the Merger Agreement provide that upon consummation of the Merger, each of your shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), will be converted into the right to receive $15.25 in cash per share, without interest. The Merger Agreement is attached as Annex A to the accompanying Information Statement. The closing of
the Merger is expected to occur on or about               , 2000. YOU WILL
RECEIVE ADDITIONAL INFORMATION AT A LATER TIME ON HOW TO RECEIVE PAYMENT FOR YOUR SHARES OF COMMON STOCK IN CONNECTION WITH THE MERGER.

     After careful consideration, the Board of Directors of the Company (the "Ascent Board"), has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the stockholders of the Company. Merger Sub, owning of record approximately 85% of the issued and outstanding shares of the Common Stock, has provided its written consent and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, thereby satisfying the requirements of the Delaware General Corporation Law and the Company's Certificate of Incorporation and bylaws for stockholder approval of the Merger. For this reason, the Company is not calling a special meeting of the stockholders in respect of the proposed Merger and is not asking you for a proxy or consent.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The attached Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a more detailed description of the Merger. I encourage you to read the Information Statement thoroughly.

                                            Very truly yours,

                                            Robert R. Bennett
                                            President and Chief Executive
                                            Officer

Ascent Entertainment Group, Inc.
1225 Seventeenth Street, Suite 1800
Denver, Colorado 80202
303.308.7000
303.308.0485 (fax)

                        ASCENT ENTERTAINMENT GROUP, INC.
                      1225 SEVENTEENTH STREET, SUITE 1800
                             DENVER, COLORADO 80202

                             INFORMATION STATEMENT

     This Information Statement is being furnished by the Board of Directors of Ascent Entertainment Group, Inc., a Delaware corporation (the "Company" or "Ascent"), to the holders of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock" or the "Shares"), in connection with the Agreement and Plan of Merger dated as of February 22, 2000 (the "Merger Agreement"), by and among the Company, Liberty Media Corporation, a Delaware corporation ("Liberty Media"), and Liberty AEG Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Liberty Media ("Merger Sub"). The Merger is the second and final step in a two-step transaction provided for by the Merger Agreement. Pursuant to the Merger Agreement, (i) Liberty Media caused Merger Sub to commence a cash tender offer (the "Offer") for all the outstanding Shares at a purchase price of $15.25 per Share (the "Offer Price"), and (ii) Merger Sub will be merged with and into the Company (the "Merger"). The Offer expired on March 27, 2000, as scheduled, and approximately 25.2 million Shares were validly tendered and not withdrawn pursuant to the Offer. Merger Sub accepted for payment and purchased all Shares tendered, which constitutes approximately 85% of the total outstanding Shares. As a result of the Merger, the Company will be an indirect wholly-owned subsidiary of Liberty Media, and each outstanding Share not tendered and purchased by Merger Sub pursuant to the Offer or otherwise held by Liberty Media or certain of its affiliates will be converted into the right to receive $15.25 in cash, without interest. The terms of the Merger also provide for the amendment and restatement of the Certificate of Incorporation of the Company (the "Charter"), upon effectiveness of the Merger. A copy of the Merger Agreement is attached hereto as Annex A.

     In accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Agreement requires the approval and adoption by the affirmative vote of the holders of a majority of the outstanding Shares. After the consummation of the Offer, Merger Sub owns of record 25,238,190 shares, or approximately 85% of the outstanding Shares. Merger Sub has executed a written consent in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Pursuant to Section 228 of the DGCL and the Charter and the Company's bylaws (the "Bylaws"), no additional approval by the Company's stockholders is required with respect to the Merger, including the amendment and restatement of the Charter.

     The effective date of the Merger will be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
which is scheduled to occur on or about               , 2000, and in no event
earlier than 20 days after the mailing of this Information Statement to the Company's stockholders.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR STOCK CERTIFICATES AT THIS TIME.

     Under Delaware law, holders of Shares who do not vote to adopt the Merger Agreement and who otherwise strictly comply with applicable requirements of
Section 262 of the DGCL may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. This Information Statement constitutes notice of appraisal rights to holders of Shares pursuant to the DGCL. Holders of Shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 of the DGCL (a copy of which is attached as Annex B to this Information Statement).

     This Information Statement is first being mailed on or about
  , 2000. This Information Statement constitutes notice to the Company's stockholder's of corporate action by stockholders without a meeting as required by Section 228(d) of the DGCL.

     The date of this Information Statement is               , 2000.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    1
  General...................................................    1
  The Parties...............................................    1
  Required Stockholder Consent Already Obtained.............    2
  The Merger................................................    2
  Ascent Stock Price........................................    2
  Appraisal Rights..........................................    3
  U.S. Tax Treatment........................................    3
  Accounting Treatment......................................    3
  Recommendation of the Ascent Board........................    3
  Fairness Opinion..........................................    3
  Interests of Directors and Officers in the Merger that
     Differ from Your Interests.............................    3
  Contact Information.......................................    4
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    4
SELECTED FINANCIAL DATA.....................................    6
PRICE RANGE OF SHARES AND DIVIDENDS.........................    7
CHANGE OF CONTROL...........................................    7
THE MERGER..................................................    7
  Background of the Merger..................................    7
  Recommendation of the Ascent Board........................   12
  Reasons for the Merger; Factors considered by the Ascent
     Board..................................................   12
  Opinion of Donaldson, Lufkin & Jenrette...................   15
  Interests of Certain Persons in the Merger................   15
  Related Party Transactions................................   17
  Confidentiality Agreements................................   18
  Indemnification...........................................   19
  Payment for Shares........................................   19
  Appraisal Rights..........................................   20
  Certain Federal Income Tax Considerations.................   22
  Accounting Treatment......................................   22
  Regulatory Approvals......................................   22
  Certain Litigation........................................   23
  Preferred Share Purchase Rights...........................   23
THE MERGER AGREEMENT........................................   23
  Vote Required To Approve Merger...........................   23
  Conditions to the Merger..................................   23
  Termination of the Merger Agreement.......................   24
  No Solicitation...........................................   25
  Termination Fee; Fees and Expenses........................   25
  Conduct of Business.......................................   26
  Stock Options; Stock Appreciation Rights..................   27
  Employee Benefit Matters..................................   27
  Indemnification, Exculpation and Insurance................   27
  Reasonable Efforts; Notification..........................   28
  Competitor Transaction....................................   28
  Representations and Warranties............................   28
  Amendment; Extension; Waiver..............................   28
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS OF
  THE COMPANY...............................................   29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS.............................................................         29
INDEPENDENT ACCOUNTANTS......................................................................................         29
WHERE YOU CAN FIND MORE INFORMATION..........................................................................         29
INCORPORATION OF DOCUMENTS BY REFERENCE......................................................................         30
FORWARD-LOOKING STATEMENTS AND INFORMATION...................................................................         30
ANNEX A  AGREEMENT AND PLAN OF MERGER AMONG LIBERTY AEG ACQUISITION, INC., LIBERTY MEDIA CORPORATION AND
         ASCENT ENTERTAINMENT GROUP, INC. DATED AS OF FEBRUARY 22, 2000
ANNEX B  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX C  OPINION OF DONALDSON, LUFKIN AND JENRETTE SECURITIES CORPORATION DATED FEBRUARY 22, 2000

                               SUMMARY TERM SHEET

     This summary term sheet does not contain all of the information that is important to you. You should carefully read the entire Information Statement and the Annexes, as well as the information we incorporate by reference.

GENERAL

     This Information Statement is being delivered to you in connection with the Merger. The Merger is the second and final step in a two-step transaction provided for by the Merger Agreement. Pursuant to the Merger Agreement, (i) Liberty Media caused Merger Sub to commence the Offer for all the outstanding Shares, and (ii) Merger Sub will be merged with and into the Company. The Offer expired as scheduled on March 27, 2000 and approximately 25.2 million Shares were validly tendered and not withdrawn pursuant to the Offer. Merger Sub accepted for payment and purchased all Shares tendered in the Offer. The Company will be the surviving corporation of the merger (the "Surviving Corporation"). As a result of the Merger, the Company will be an indirect wholly-owned subsidiary of Liberty Media, and each outstanding Share not tendered and purchased by Merger Sub pursuant to the Offer will be converted into the right to receive $15.25 in cash, without interest.

     In accordance with the DGCL, the Merger Agreement requires the approval and adoption by the affirmative vote of the holders of a majority of the outstanding Shares. After the consummation of the Offer, Merger Sub owns of record 25,238,190 shares, or approximately 85% of the outstanding Shares. Merger Sub has executed a written consent in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Pursuant to Section 228 of the DGCL and the Charter and Bylaws, no additional approval by the Company's stockholders is required with respect to the Merger, including the amendment and restatement of the Charter.

     Following the consummation of the Offer, (i) all of the Company's then-current members of the Board of Directors resigned as directors and (ii) John C. Malone, Robert R. Bennett and Gary S. Howard, all affiliates of Liberty Media, were appointed as the directors of the Company.

THE PARTIES

     Ascent. The Company operates diversified media and entertainment production and distribution businesses characterized by well-known franchises. The mailing address and telephone number of the Company's principal executive offices are 1225 Seventeenth Street, Suite 1800, Denver, Colorado 80202, (303) 308-7000.

     Liberty Media. Liberty Media owns interests in a broad range of video programming, communications and Internet businesses in the United States, Europe, South America and Asia. The mailing address and telephone number of Liberty Media's principal executive offices are 9197 South Peoria Street, Englewood, Colorado 80112, (720) 875-5400.

     Merger Sub. Merger Sub is a Delaware corporation newly formed for the purpose of effecting the Offer and the Merger. The mailing address and telephone number of the principal executive offices of Merger Sub are 9197 South Peoria Street, Englewood, Colorado 80112, (720) 875-5400.

     Surviving Corporation. The Company will be the Surviving Corporation in the Merger. Pursuant to the Merger Agreement, the directors of Merger Sub will be the directors of the Surviving Corporation, and the officers of the Company will be the officers of the Surviving Corporation. The Merger Agreement provides that pursuant to the Certificate of Merger effecting the Merger, the Charter will be amended and restated to be identical to the Certificate of Incorporation of Merger Sub except with respect to the name of the Company. The Merger Agreement similarly provides for the amendment and restatement of the Bylaws upon effectiveness of the Merger to be identical to the Bylaws of Merger Sub.

REQUIRED STOCKHOLDER CONSENT ALREADY OBTAINED

     Under the Charter and the DGCL, the affirmative vote of a majority of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby. As a result of the consummation of the Offer, Merger Sub owns and has the right to vote a sufficient number of Shares to cause the Merger to be approved without the concurrence of any other holder of Shares. Merger Sub has executed and delivered to the Company a written consent in lieu of a stockholders meeting approving and adopting the Merger Agreement and authorizing the consummation of the Merger, including the amendment and restatement of the Charter. Such written consent provides that the Merger will become effective no earlier than 20 calendar days after this Information Statement is first mailed to stockholders of the Company.

THE MERGER

     When will the Merger Be Completed. We anticipate completing the Merger on
or about             , 2000, subject to the satisfaction of the condition
described immediately below.

     Condition to Completing the Merger. The Merger Agreement provides that the respective obligations of each of Merger Sub, Liberty Media and Ascent to effect the Merger are subject to the satisfaction or waiver of the condition that no injunction, restraining order or decree issued or entered by any governmental authority, or other legal restraint or prohibition, shall be in effect preventing or materially restraining consummation of the Merger Agreement.

     Effect of the Merger; Effective Time. The Merger will become effective at the time a certificate of merger is recorded by the Secretary of State of the State of Delaware (the "Effective Time"). At the Effective Time, among other things:

     - the Company will become an indirect wholly-owned subsidiary of Liberty Media, and

     - each issued and outstanding Share (other than Shares held by Liberty Media and its subsidiaries) will be cancelled and converted into the right to receive $15.25 in cash, without interest (the "Merger Consideration").

     Procedure for Receiving Merger Consideration. Promptly after the Effective Time, Liberty Media or The Bank of New York as the paying agent (the "Paying Agent") will send to stockholders a letter of transmittal containing instructions for the surrender of Shares held as Direct Registration Shares ("DRS"), Shares held through BuyDIRECT, Ascent's dividend reinvestment plan ("BuyDIRECT"), or of certificates representing former Shares, in each case converted into the right to receive the Merger Consideration (collectively, the "Former Shares"). In order to receive the payment to which you are entitled you must deliver a duly executed and properly completed letter of transmittal (and any other documents that may be required), together with, except in the case of DRS or Shares held through BuyDIRECT, certificates representing the Former Shares, to the Paying Agent. Do not send your stock certificates or otherwise attempt to surrender Shares at this time; wait for instructions from Liberty Media or the Paying Agent following the Effective Time. Following the Effective Time, the holders of Shares prior to the Effective Time will cease to have ownership interests in the Company or rights as stockholders.

ASCENT STOCK PRICE

     On February 18, 2000, the last full trading day before the first public announcement of the intention to commence the Offer, the last reported sale quotation of the Shares on the Nasdaq National Market ("NASDAQ") was $10.125 per Share. On February 22, 2000, prior to the commencement of trading, Liberty Media announced the intention to commence the Offer. On February 28, which was the last full trading day before commencement of the Offer, the last reported sale quotation of the Shares on the Nasdaq National Market was $15.1875 per Share. On April 17, 2000, the last reported sale quotation of the Shares on the Nasdaq National Market was $15.25 per Share.

APPRAISAL RIGHTS

     Delaware law provides you with dissenters' appraisal rights in the Merger. This means that if you are not satisfied with the amount you are receiving in the Merger, you are legally entitled to have the value of your Former Shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights, you must deliver a written objection to the
Merger to the Company on or before             , 2000. Your failure to exactly
follow the procedures specified under Delaware law will result in the loss of your dissenters' rights.

U.S. TAX TREATMENT

     Your receipt of cash in exchange for your Former Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and may also be taxable under applicable state, local or foreign income or other tax laws. You should consult with your tax advisor regarding the particular tax consequences of the Merger to you.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase for accounting purposes.

RECOMMENDATION OF THE ASCENT BOARD

     At a meeting of the Board of Directors of Ascent (the "Ascent Board"), held on February 21, 2000, the Ascent Board approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company's stockholders, and recommended that the Company's stockholders approve and adopt the Merger.

FAIRNESS OPINION

     On February 21, 2000, prior to executing the Merger Agreement, the Company requested that Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") deliver a fairness opinion with respect to the proposed Merger. In response, DLJ delivered its oral opinion (later confirmed in writing) to the Company that the $15.25 in cash per Share Merger Consideration was fair to the stockholders from a financial point of view. The full text of the written opinion dated February 22, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C, and is incorporated herein by reference. The opinion of DLJ is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Merger by holders of Shares and is not intended to constitute, and does not constitute, a recommendation.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
INTERESTS

     Some of Ascent's directors and officers have interests in the Merger that are different from your interest as a stockholder in Ascent. These interests include the following:

     Members of the Ascent Board serving at the time of the approval of the Merger, who have all since resigned, and officers of the Company serving at the time of the approval of the Merger, who continue to serve as such, hold options and stock-appreciation rights which were fully vested upon the consummation of the Offer (to the extent not previously vested), and for which, at the Effective Time of the Merger they will receive a cash payment.

     Following the consummation of the Offer, a new Ascent Board, comprised of persons who are affiliates of Liberty Media, was appointed, and a number of additional officers were appointed, all of whom are affiliates of Liberty Media.

CONTACT INFORMATION

     D.F. King & Co., Inc. is serving as Information Agent for the Merger. If you have questions regarding the Merger, please contact D.F. King & Co., Inc. at:

              77 Water Street, 20th Floor
              New York, New York 10005
              Toll Free: (888) 242-8153
              Banks and Brokerage Firms Please Call: (212) 269-5550

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Ascent. Please refer to the more detailed information contained elsewhere in this Information Statement and its Annexes.

1. WHY AM I RECEIVING THIS INFORMATION STATEMENT?

     Merger Sub, an indirect wholly-owned subsidiary of Liberty Media, is the owner of a majority of the outstanding Shares of Common Stock. Merger Sub has approved the Merger by written consent without a stockholder's meeting. Ascent is required by law to send notice of this action by Merger Sub to all of its stockholders. The Information Statement satisfies this requirement to give you notice of Merger Sub's approval of the Merger, including the amendment and restatement of the Charter.

2. WHY IS MY CONSENT NOT NEEDED TO APPROVE THE MERGER?

     In order for the Merger to be approved under Delaware law, holders of a majority of the outstanding Shares of Common Stock must vote in favor of the Merger. Merger Sub, owner of a majority of the outstanding Shares of Common Stock, has already approved the Merger, including the amendment and restatement of the Charter. Accordingly, the consent of other Ascent stockholders is not required.

3. WHY ISN'T A MEETING OF STOCKHOLDERS BEING HELD?

     Delaware law allows stockholders to act by written consent instead of holding a stockholder's meeting, unless prohibited by the charter. The Charter does not prohibit stockholder action by written consent. Merger Sub, owner of a majority of the Shares of Common Stock, acted by written consent and approved the Merger without the holding of a stockholder meeting.

4. WHAT DO I NEED TO DO NOW?

     You are not being asked to take any actions or provide any proxies or consents.

5. IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF THE COMMON STOCK?

     You will receive $15.25 in cash for each Share of the Common Stock you own.

6. WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

     Yes. However, if you wish to exercise your appraisal rights, you must follow exactly the requirements of Delaware law. A summary of the requirements you must follow in order to exercise your appraisal rights is set forth in "The Merger -- Appraisal Rights" in this Information Statement.

7. WHEN WILL HOLDERS OF THE COMMON STOCK RECEIVE THE MERGER CONSIDERATION?

     The Merger is expected to be completed on or about             , 2000.
However, it is possible that delays could require that the Merger be completed at a later time. Following the Merger, you will receive instructions on how to receive your cash payment in exchange for your Former Shares. You must deliver your Former Shares as described in the instructions. You will receive your cash payment as soon as practicable after The Bank of New York receives your Former Shares and other required documents.

8. SHOULD I SEND IN MY STOCK CERTIFICATES OR TAKE OTHER STEPS TO SURRENDER MY SHARES NOW?

     No. After the Merger is completed, The Bank of New York, as paying agent, will send you written instructions for exchanging your Former Shares.

9. WILL I OWE TAXES AS A RESULT OF THE MERGER?

     The receipt of cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes and also may be taxed under applicable state, local or foreign or other tax laws. We recommend that you read the section entitled "The Merger--Certain Federal Income Tax Considerations" in this Information Statement for a more detailed explanation of the tax consequences of the Merger. You should consult with your tax advisor regarding the particular tax consequences of the Merger to you.

10. WHAT WILL HAPPEN TO ASCENT AFTER THE MERGER?

     Following the Merger, Ascent will be an indirect wholly-owned subsidiary of Liberty Media. The Common Stock will no longer be publicly traded and will no longer be quoted on NASDAQ.

11. WHO CAN HELP ANSWER MY QUESTIONS?

     If you have more questions about the Merger after reading this Information Statement, you should contact:

              D. F. King & Co., Inc.
              77 Water Street, 20th Floor
              New York, New York 10005
              Toll Free: (888) 242-8153
              Banks and Brokerage Firms Please Call: (212) 269-5550

                            SELECTED FINANCIAL DATA

     Set forth below is selected financial information relating to the Company which has been excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Annual Report"). The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and schedules and accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Annual Report. The financial information that follows is qualified in its entirety by reference to the Annual Report. The Annual Report and other documents may be examined and copies may be obtained from the offices of the Securities and Exchange Commission (the "SEC") as described under "Where You Can Find More Information."

     The Company began accounting for its former subsidiary, Beacon Communications, LLC, as a discontinued operation as of December 31, 1998. The Company began accounting for its entertainment segment, which included the Denver Nuggets, the Colorado Avalanche and Ascent Arena Company, LLC (the "Arena Company"), the owner and manager of the Pepsi Center (collectively the "Sports-related businesses"), which the Company has announced its intentions to sell, as a discontinued operation during the first quarter of 1999. Accordingly, the accompanying 1998, 1997 and 1996 financial information has been restated to conform to the Company's discontinued operations.

                               FINANCIAL SUMMARY
              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                       1999       1998       1997       1996
                                                     --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Loss from continuing operations....................  $(51,118)  $(31,926)  $(10,162)  $(33,338)
Net loss...........................................   (77,577)   (49,725)   (41,514)   (36,034)
Net loss per common share..........................     (2.61)     (1.67)     (1.40)     (1.21)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.......................................  $581,301   $623,624   $656,386   $637,155
Total long-term debt...............................   339,922    305,537    259,958     50,000
Stockholder's equity...............................    99,721    176,526    227,698    269,585

                      PRICE RANGE OF SHARES AND DIVIDENDS

     As of             , 2000, there were approximately           record holders
of Shares. The Common Stock trades on NASDAQ, under the symbol "GOAL." The Company's Transfer Agent and Registrar is The Bank of New York, 101 Barclay Street, New York, New York. The Company has not declared or paid any dividends on the Common Stock and does not intend to do so prior to the Merger.

     The following table sets forth, for each of the periods indicated, the high and low sales quotations per Share as reported by NASDAQ based on published financial sources.

                                                                        SALE PRICE
                                                                --------------------------
                                                                   HIGH            LOW
                                                                   ----            ---
Year Ended December 31, 1998:
  First Quarter.............................................        $11            $ 9 11/16
  Second Quarter............................................         12 3/4         10 5/16
  Third Quarter.............................................         11 5/16         5 7/8
  Fourth Quarter............................................          9 3/16         5 11/16
Year Ended December 31, 1999:
  First Quarter.............................................        $12 3/8        $ 7 1/4
  Second Quarter............................................         14 3/16         8 3/4
  Third Quarter.............................................         15             12 3/4
  Fourth Quarter............................................         17 1/2         11 1/2
Year Ended December 31, 2000:
  First Quarter.............................................        $15 5/16       $ 9 27/32
  Second Quarter (through April 17, 2000)...................         15 1/4         15

     On February 18, 2000, the last full trading day before the first public announcement of the intention to commence the Offer, the last reported sale quotation of the Shares on NASDAQ was $10.125 per Share. On February 22, 2000, prior to the commencement of trading, Liberty Media announced the intention to commence the Offer. On February 28, which was the last full trading day before commencement of the Offer, the last reported sale quotation of the Shares on NASDAQ was $15.1875 per Share. On April 17, 2000, the last reported sale quotation of the Shares on NASDAQ was $15.25 per Share.

                               CHANGE OF CONTROL

     Following Merger Sub's acceptance of the Shares tendered pursuant to the Offer on March 28, 2000, Liberty Media may be deemed to own beneficially an aggregate of 25,263,190 shares, or approximately 85% of the total outstanding Shares. This includes 25,000 shares that Liberty Media held prior to the consummation of the Offer. Merger Sub purchased the Shares tendered pursuant to the Offer (at an aggregate purchase price of approximately $385 million) with funds contributed to it by Liberty Media from its cash on hand.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Prior to June 27, 1997, COMSAT Corporation ("COMSAT") owned over 80% of the outstanding Shares. On June 27, 1997, COMSAT distributed its Shares of Ascent stock to its stockholders in a tax-free distribution pursuant to a Distribution Agreement (the "Distribution Agreement") between the Company and COMSAT dated June 3, 1997. The Distribution Agreement included certain restrictions to protect the tax-free status of the distribution, including a restriction on Ascent (a) selling or otherwise issuing to any person, or redeeming or otherwise acquiring from any person, any Shares or securities exercisable or convertible into Shares or any instruments that afford any person the right to acquire Shares, (b) soliciting any person to make a tender offer for Shares, participating in or supporting any unsolicited tender offer for Shares, or approving any proposed business combination or any transaction which would result in any person owning 20% or more of the Shares, (c) selling, transferring or otherwise disposing of assets that, in the aggregate, constitute more than 60% of its gross assets as of distribution provided for in the Distribution Agreement and (d) voluntarily dissolving or liquidating or engaging in any merger, consolidation or other reorganization. The last of these restrictions terminated on the second anniversary of the date of the Distribution Agreement. As a result, during 1997 and most of 1998, the Company's focus was on improving the operating performance of all of its businesses, and in late 1997 securing long-term financing in the form of the Company's 11 7/8% Senior Secured Discount Notes Due 2004.

     In August 1997, Fox Sports Rocky Mountain ("Fox Sports"), a partnership between Liberty Media and Fox News Corporation, entered into a seven year agreement with Ascent for the local television rights (over-the-air and cable) commencing with the 1997-1998 playing season for the Denver Nuggets and Colorado Avalanche, two sports teams wholly owned by subsidiaries of Ascent.

     In November 1997, Liberty Denver Arena, LLC ("LDA"), a subsidiary of Liberty Media, invested $15,000,000 in Arena Company, the Ascent subsidiary that owns and operates the Pepsi Center. Through that investment, LDA acquired an interest in the capital of the Arena Company and a profits interest of approximately 6.5% representing the right to receive distributions from the Arena Company measured by defined distributions received from the Nuggets and Avalanche. LDA has no management or operating rights with respect to the Arena Company, the Nuggets or the Avalanche. LDA has certain put rights beginning in July 2005 to require Ascent to purchase from LDA its then current ownership interest at its fair market value. Likewise, Ascent has certain call rights beginning in July 2005 to purchase the LDA ownership interest at its then fair market value.

     Beginning in the spring of 1998, the Company's management, in consultation with the Company's directors and with the assistance of Allen & Company, Incorporated ("Allen & Co."), began to explore various strategic alternatives to focus the Company's direction and improve stockholder value. (See "The
Merger -- Related Party Transactions.") These strategic alternatives generally included, among others, various methods of monetizing the Company's interests in its operating companies, primarily through selling some or all of the Company's interests in its operating companies; business combinations involving its operating companies; combining the Company and On Command Corporation ("OCC") through some form of a merger or other corporate reorganization; the sale to potential investors of equity interests in the Company; or the sale of the Company.

     During 1998 and early 1999, Allen & Co. and representatives of the Company identified or were approached by several parties who indicated that they might be interested in acquiring all or some portion of the Company's sports-related businesses. The Company's management met with several of these parties and provided certain of them with confidential information regarding the sports-related businesses. These parties included, among others, William and Nancy Laurie (the "Lauries"). However, due to several factors, including the National Basketball Association ("NBA") lock-out of its players which commenced in July 1998 and was resolved in January 1999, none of the discussions with any of these parties resulted in any meaningful transaction proposals. Also during late 1998 and early 1999, representatives of the Company and Allen & Co. engaged in meetings and discussions regarding the possibility of either combining the Company and OCC through some form of merger or other corporate reorganization, or selling some or all of the Company's interest in OCC.

     During the first several months of 1999, the Company eventually entered into an exclusive negotiating period with the Lauries and on April 25, 1999, entered into a definitive agreement for their purchase of the sports-related businesses for $400 million in cash and assumed indebtedness. Under the agreement with the Lauries, Ascent would purchase the interest of LDA in Arena Company.

     During late 1998 and early 1999, Liberty Media and Ascent discussed the possibility of entering into various business transactions that would involve certain of Liberty Media's programming capabilities and OCC's hotel operations. In early 1999, representatives of Liberty Media contacted members of the Company's management and indicated that if the Company no longer owned the sports-related businesses, then Liberty Media might be interested in acquiring the Company and/or its interest in OCC. On March 31, 1999, a representative of Liberty Media sent to the Company a request for information regarding OCC and the

Company's Ascent Network Services division ("ANS"). In April 1999, Liberty Media executed confidentiality agreements with Ascent and OCC in furtherance of such discussions. (See "-- Confidentiality Agreements.") During April and early May of 1999, representatives of Liberty Media had meetings and telephone conversations with representatives of the Company and OCC in order to provide Liberty Media with certain requested information regarding OCC and ANS.

     On May 11, 1999, representatives of Liberty Media met with members of the Company's management to describe a proposal pursuant to which Liberty Media would acquire the Company in a taxable stock-for-stock transaction. On May 13, 1999, Liberty Media submitted a written proposal that contemplated a transaction in which each Share would be exchanged for .3786 (split-adjusted) shares of Class A Liberty Media Group common stock ("LMGA"), or a value of approximately $11.63 per Share at that time. The proposed exchange ratio would have been subject to adjustment based upon actual cash remaining after consummation of the sale of Ascent's sports-related businesses. The proposal was conditioned on the completion of due diligence and negotiation and execution of a definitive agreement, and contemplated that the definitive agreement would permit Ascent to entertain unsolicited offers for the purchase of its stock or assets for a period of 30 days after execution of the definitive agreement.

     On or about May 13, 1999, the Company contacted DLJ about advising the Company in its response to Liberty Media's proposal and DLJ was formally engaged on May 24, 1999. In addition, in the end of May, the Company retained Skadden, Arps, Slate, Meagher & Flom LLP as the Company's legal advisor. During late May and early June, 1999, representatives of DLJ had telephone conversations with representatives of Liberty Media to discuss terms of the proposal made by Liberty Media.

     At a meeting of the Ascent Board on June 8, 1999, representatives of DLJ and management discussed the status of the discussions on the proposal from Liberty Media. Also at this meeting, the Ascent Board was advised about recent developments in a lawsuit brought by certain of the Company's stockholders in Delaware Chancery Court challenging the Company's agreement with the Lauries. (See "The Merger -- Certain Litigation.") After discussing all of these matters at length, the Ascent Board instructed management to continue to negotiate with Liberty Media regarding a possible transaction seeking, in particular, an improvement in the price being offered and in the Company's ability to seek other acquirors after signing an agreement with Liberty Media. Later in June 1999, the Company settled the shareholder litigation by agreeing, among other things, to conduct an auction for the Company's sports-related businesses.

     During late June and early July, representatives of DLJ had telephone conversations with representatives of Liberty Media. DLJ also had conversations with another party about their interest in an acquisition of the Company. On July 14, 1999, Liberty Media sent a letter to the Company outlining a revised proposal. That revised proposal contemplated a tax-free stock-for-stock transaction in which each Share would be exchanged for .4399 shares of LMGA, or a value of approximately $16.24 per Share at that time. The exchange ratio was still subject to adjustment based upon actual cash remaining after consummation of the sale of Ascent's sports-related businesses. The revised proposal was still conditioned on the completion of due diligence and negotiation and execution of a definitive agreement, but now contemplated that the definitive agreement would permit Ascent to solicit offers for the purchase of Ascent's stock or assets for a period of 60 days after execution of the definitive agreement. The revised proposal also provided that Liberty Media would be paid a break-up fee of $15 million if Ascent terminated the definitive agreement to pursue an alternative transaction.

     At a meeting of the Ascent Board on July 26, 1999, the Ascent Board recognized a bid by The Sturm Group, a private investment firm owned by Denver businessman Donald L. Sturm, as the superior bid in the first round of the auction for the Company's sports-related businesses. The Ascent Board also discussed the terms and conditions of the recently proposed transaction with Liberty Media. Subsequently, the Lauries chose not to bid against The Sturm Group and as a result, on July 27, 1999, the Company and LDA entered into a definitive agreement with The Sturm Group to sell the sports-related businesses to The Sturm Group for $461 million in cash and assumed indebtedness.

     During late July and August 1999, management, DLJ and the Company's legal advisors continued negotiations with Liberty Media. During this period, DLJ also had conversations with another party about its interest in a possible acquisition of the Company or OCC. On August 19, 1999, Liberty Media sent a revised term sheet to the Company describing a transaction that contemplated a tax-free stock-for-stock transaction in which each Share would be exchanged for that number of shares of LMGA equal to $16.45 divided by the average closing price for LMGA over a specified trading period. The exchange ratio was not subject to adjustment based upon actual cash remaining after consummation of the sale of Ascent's sports-related businesses, but the term sheet contemplated that Ascent would make a representation as to the amount of such cash. The term sheet proposal was still conditioned on the completion of due diligence and negotiation and execution of a definitive agreement. The term sheet provided that Ascent could solicit third party offers for a period of 60 days after execution of the definitive agreement, and provided that Liberty Media would be paid a break-up fee of $10 million if Ascent terminated the definitive agreement to pursue an alternative transaction, subject to a decrease if the merger was not approved by Ascent's stockholders after a significant decline in the market price of LMGA shares.

     At a meeting of the Ascent Board on August 20, 1999, management, DLJ and the Company's legal advisors described the terms and conditions of the transaction set forth on the term sheet. After discussion of the advantages of the transaction to the Company's stockholders, the Ascent Board authorized the execution of the term sheet and instructed management, and the Company's legal advisors to negotiate a definitive merger agreement as expeditiously as possible, with DLJ assisting on negotiations of the financial terms.

     On August 23, 1999, Liberty Media sent to the Company an extensive financial and operating information request list. During late August and early September, the Company, with the assistance of management of OCC, assembled all of the requested material and made it available to Liberty Media. In early September, representatives of Liberty Media also met with members of management of the Company and OCC to discuss the financial and operating condition and prospects of OCC and ANS.

     In early September 1999, Liberty Media's legal advisors provided the Company with a draft merger agreement generally based on the executed term sheet. Representatives of each of the Company, DLJ and the Company's legal advisors commenced negotiating the terms of the merger agreement with Liberty Media and its legal advisors.

     On September 18, 1999, a representative of Liberty Media contacted the Company and indicated that they would not finalize negotiations of the definitive merger agreement on the terms contemplated by the term sheet. They indicated that Liberty Media desired to pursue a transaction to acquire a significant competitor of OCC, and therefore Liberty Media would not agree to a merger agreement on the previously contemplated terms.

     On September 21, 1999, a representative of Liberty Media contacted the Company to indicate that Liberty Media might still be willing to pursue a transaction under two new alternative proposals. The first proposal was to keep the current transaction structure as between Liberty Media and the Company, but Liberty Media would have 30 days after entering into a definitive agreement to pursue an agreement with LodgeNet Entertainment Corporation ("Lodgenet"), OCC's competitor. The second proposal was to keep the current transaction structure but to increase the certainty for Liberty Media by eliminating the Company's ability to solicit other acquirors, and by providing a lock-up agreement with 10% of the Company's stockholders, an option for Liberty Media to purchase 10% of the Common Stock at the deal price and retention of the proposed break-up fee.

     At a meeting of the Ascent Board on September 21, 1999, the Ascent Board was informed of the revised proposals by Liberty Media. The Ascent Board discussed the revised proposals with management, DLJ and the Company's legal advisors. The Ascent Board instructed DLJ to undertake a limited solicitation of potentially interested third parties. Negotiations between representatives of Liberty Media and the Company continued during the following week. Subsequent to the Ascent Board meeting, DLJ consulted with management of Ascent regarding potentially interested third parties.

     On September 28, 1999, Liberty Media sent a letter to the Company outlining a revised proposal to acquire the Company. This revised proposal contemplated that Liberty Media and Ascent would complete the merger agreement substantially as negotiated prior to September 21, with the following principal exceptions:
(i) the price per Share used to determine the exchange ratio was increased from $16.45 to $17.00; (ii) Ascent would only be permitted to respond to unsolicited third party offers as may be required to comply with the board's fiduciary duties with respect to a superior proposal; (iii) Ascent would represent that before the date of the merger agreement, the OCC board of directors (the "OCC Board") had approved Liberty Media as an "interested stockholder" of OCC within the meaning of Section 203 of the DGCL; and (iv) Ascent would grant Liberty Media an option to purchase approximately 10% of the Shares on a fully diluted basis.

     At a meeting on October 1, 1999, the Ascent Board reviewed the most recent proposal by Liberty Media. DLJ reported on the status of its efforts to contact other parties, and indicated that no such contacts had led to any firm proposals by a third party. After reviewing the revised proposal and the other alternatives available to the Company, the Ascent Board rejected Liberty Media's request for an option at market price, and proposed limiting all consideration if Ascent were to terminate the merger agreement to pursue another transaction to 3% of the proposed equity value. On this basis, the Ascent Board instructed management and the Company's legal advisors to meet with Liberty Media and negotiate a definitive merger agreement as expeditiously as possible. During October 1999, management and the Company's legal advisors negotiated with representatives of Liberty Media, AT&T Corp. ("AT&T"), of which Liberty Media is an indirect wholly owned subsidiary, and their respective legal advisors.

     Also during October 1999, representatives of the Company and DLJ provided requested financial and business information regarding OCC and ANS to a third party and engaged in meetings and discussions. The other party still did not make a proposal to acquire the Company.

     At a meeting of the Ascent Board on October 20, 1999, the board analyzed and reviewed, with the Company's management, DLJ and the Company's legal advisors, the various strategic, financial and legal considerations concerning the proposed transaction with Liberty Media, the potential impact on the Company's stockholders of receiving Liberty Media stock at the exchange ratio being proposed and the other terms and conditions of the definitive merger agreement (the "October Merger Agreement"). DLJ delivered to the Ascent Board its opinion that the consideration to be received by the stockholders of Ascent pursuant to the October Merger Agreement was fair to such stockholders from a financial point of view. After further discussion, the Ascent Board approved the October Merger Agreement, and thereafter AT&T, Liberty Media and Ascent executed the October Merger Agreement. The October Merger Agreement was conditioned on the sale of the sports-related businesses to The Sturm Group pursuant to the agreement with The Sturm Group.

     After the execution of the October Merger Agreement, the agreement between the Company and The Sturm Group was first renegotiated on October 31, 1999, then eventually terminated on December 1, 1999. In connection with the initial renegotiation of the agreement with The Sturm Group, on October 31, 1999, Liberty Media agreed not to exercise its right to terminate the October Merger Agreement while Liberty Media and the Company continued to renegotiate the October Merger Agreement in light of the changes to the sale of the sports-related businesses. In late November, as the likelihood increased that the sale of the sports-related businesses would not occur, representatives of Liberty Media and the Company attempted to negotiate a mutually acceptable transaction in which Liberty Media could acquire OCC even if Ascent did not sell the sports-related businesses.

     At a meeting of the Ascent Board on the morning of November 29, 1999, the Ascent Board reviewed the status of the negotiations between Liberty Media and the Company. Later on November 29, Liberty Media terminated the October Merger Agreement.

     On December 21, 1999, the Company announced that it was continuing to seek a qualified buyer for its sports-related businesses with the continued assistance of Allen & Co. and Wasserstein Perella & Co. Inc. ("Wasserstein"). The Company also announced that it was exploring other strategic alternatives in response to the termination of the October Merger Agreement, which alternatives could include a sale of OCC or ANS, other transactions involving OCC or other transactions involving the entire company with the continued assistance of DLJ.

     On January 28, 2000, the Company's announcement of the resignations of Mr. Cronin and another director again referred to the Company's continued exploration of its strategic alternatives and sales processes.

     On Friday, February 18, 2000, representatives of Liberty Media met with representatives of the Company, including Charles Neinas, the Company's chairman, and DLJ. Liberty Media's representatives delivered a letter outlining a transaction in which Liberty Media would acquire all of the outstanding Common Stock for $14.00 in cash in a two-step transaction contemplating a first step tender offer. Liberty Media's representatives also said that if the Company was not prepared to negotiate a definitive merger agreement on the terms set forth in the proposal by the opening of the public markets on Tuesday, February 22, 2000 (Monday being a holiday), then Liberty Media would announce a tender offer for up to 14% of the outstanding Common Stock. DLJ and the Company's representatives continued discussions with Liberty Media's representatives but were unable to reach an agreement that both parties were prepared to accept. Liberty Media's representatives departed and indicated that they would be available over the weekend if the Company wanted to reopen the negotiations.

     During the evening of February 18 and the morning of February 19, DLJ and the Company continued discussing Liberty Media's proposal. As a result of these discussions, on February 19, representatives of Ascent requested an increase in the cash consideration being offered and also requested that Liberty Media's offer to purchase not be conditioned on the absence of a subsequent material adverse change to the Company. Liberty Media agreed to increase the consideration to $15.25 per Share and stated that there would not be a material adverse change condition.

     On February 20 and 21, 2000, the parties negotiated a definitive merger agreement that was presented to the Ascent Board on the evening of February 21. The board analyzed and reviewed, with the Company's management, DLJ and the Company's legal advisors, among other things, the various strategic, financial and legal considerations set forth below under "-- Reasons for the Merger; Factors Considered by the Ascent Board." The Merger Agreement was approved by the Ascent Board (with Mr. Gould having recused himself and Mr. Lillis not available to attend the meeting). In addition to Mr. Gould and Mr. Lillis, the Ascent Board was then composed of Mr. Charles M. Neinas and Mr. Peter May.

     On February 29, 2000, Merger Sub commenced the Offer pursuant to the terms of the Merger Agreement. On March 27, 2000, the Offer expired, as scheduled, and approximately 25.2 million Shares were validly tendered and not withdrawn pursuant to the Offer. Merger Sub accepted for payment all Shares tendered, which constitute approximately 85% of the total outstanding Shares.

RECOMMENDATION OF THE ASCENT BOARD

     At a meeting held on February 21, 2000, the Ascent Board, (a) determined the Offer and the Merger were fair to, and in the best interests of, Ascent's stockholders, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and
(c) recommended that Ascent's stockholders accept the Offer and tender their Shares thereunder and approve and adopt the Merger Agreement and the Merger.

REASONS FOR THE MERGER; FACTORS CONSIDERED BY THE ASCENT BOARD

     In approving the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby and recommending that all holders of Shares accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and Merger, the Ascent Board considered a number of factors including those presented below:

          1. The presentations and views expressed by management of the Company regarding, among other things: (a) the financial condition, results of operations, cash flows, business and prospects of the Company; (b) the fact that the structure of the transaction proposed by Liberty Media should result in a rapid consummation of the transaction; (c) the continued cash funding requirements of each of the Denver Nuggets and Colorado Avalanche as well as OCC's requirement for additional financing in order to support its capital requirements under its proposed 2000 operating and capital budget; (d) the opportunities and risks presented to OCC related to new services for hotels, especially the provision of internet services, and the competition to provide such services to major hotel chains; (e) the ongoing renegotiations of three of OCC's largest customer contracts and the opportunities and risks associated with such negotiations; (f) the recent hiring of Mr. Elliman and Mr. Goodson, and the recent resignations of Mr. Cronin and certain officers at OCC, as well as employee retention issues at OCC in light of, among other things, the booming job market in Silicon Valley; (g) the fact that several parties had expressed an interest in acquiring the sports-related businesses, though none had yet made any specific proposals, and after the Merger, the risks and opportunities associated with such sale would be borne by Liberty Media; (h) the fact that no party had submitted to the Company a proposal for the Company other than Liberty Media; (i) the fact that in view of the absence of any serious interest expressed to management by any other parties, management of the Company believed it was unlikely that in the near term any other party would propose an acquisition or strategic business combination that would be more favorable to the Company and its stockholders than the Offer and the Merger; (j) the fact that the transaction proposed by Liberty Media was not conditioned on the consent of the NBA, NHL or the City and County of Denver; (k) the fact that Liberty Media agreed that it would not pursue a transaction with LodgeNet during the pendency of the Offer; and (l) the recommendation of the Offer and the Merger by the management of the Company.

          2. The presentation of DLJ at the meeting of the Ascent Board held on February 21, 2000, and the opinion of DLJ, dated February 22, 2000, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the proposed cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view. The full text of the written opinion dated February 22, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C, and is incorporated herein by reference. The opinion of DLJ is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger by holders of Shares and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer or as to whether to vote to adopt the Merger Agreement (although your proxy is not being sought and no stockholder vote, other than the consent of Merger Sub, will occur). Holders of Shares are urged to read such opinion carefully in its entirety.

          3. The historical market prices, price to earnings ratios, recent trading activity and trading range of the Shares, including that the Offer Price represented a premium of approximately 50% over the $10.125 closing price of the Shares on NASDAQ on February 18, 2000, the last full trading day preceding the public announcement of the execution of the Merger Agreement.

          4. Valuations based on premiums paid in comparable acquisition transactions, discounted cash flow analysis, and a comparison based upon the value of LodgeNet.

          5. The arm's-length negotiations between the Company and DLJ on behalf of the Company and Liberty Media leading to the belief of the Ascent Board that $15.25 per Share represented the highest price per Share that could be negotiated with Liberty Media.

          6. That the Offer and the Merger provide for a prompt cash tender offer for all Shares to be followed by a merger for the same consideration, thereby enabling the Company's stockholders to obtain the benefits of the transaction in exchange for their Shares at the earliest possible time.

          7. The fact that Liberty Media's and Merger Sub's obligations under the Offer were not subject to any financing condition, and the representation of Liberty Media and Merger Sub that they have sufficient funds available to them to consummate the Offer and the Merger.

          8. That pursuant to the Merger Agreement, between the execution of the Merger Agreement and the closing of the Offer, the Company is required to obtain Liberty Media's consent before it can take certain actions.

          9. The limited ability of Liberty Media and Merger Sub to terminate the Offer or the Merger Agreement.

          10. That, in the Merger Agreement, Liberty Media was required to extend the Offer up to August 31, 2000 if all conditions other than the condition that the number of Shares validly tendered and not properly withdrawn prior to the expiration date of the Offer, together with any Shares owed by Liberty Media and certain affiliates constitute at least a majority of all outstanding Shares on a fully diluted basis (the "Minimum Condition"), were not satisfied, and that Liberty Media was required to extend the Offer up to ten business days from the initial expiration date of the Offer if all conditions to the Offer were satisfied other than the Minimum Condition.

          11. That pursuant to the Merger Agreement, the Company and its representatives may not (i) furnish to a third party who has submitted an unsolicited acquisition proposal information concerning the Company's business properties or assets, or (ii) participate in discussions or negotiations with such a third party concerning an unsolicited acquisition proposal.

          12. That pursuant to the Merger Agreement, the Ascent Board has the right to terminate the Merger Agreement if, prior to the purchase of Shares by Liberty Media, the Company has received a bona fide written alternative proposal to acquire, directly or indirectly, more than 50% of the shares of Common Stock then outstanding (or all or substantially all the assets of the Company) and that the Ascent Board determines in good faith, after taking into account the advice of a nationally recognized financial advisor and all of the terms and conditions of the alternative proposal, is more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Ascent Board (a "Superior Proposal") and the Ascent Board has determined, in its good faith judgment, after consultation with and based upon the advice of legal counsel, to approve or recommend such Superior Proposal in order to comply with its fiduciary duties under applicable law.

          13. The circumstances under the Merger Agreement upon which the $18 million Termination Fee and the $2 million expense reimbursement becomes payable by the Company to Liberty Media.

          14. The provision under the Merger Agreement for vesting and payment of all outstanding Company options and stock appreciation rights (the "SARs") in connection with the Offer and the Merger, and the termination and payment of severance obligations under existing agreements.

          15. The conditions to the Offer, including the definition of "Material Adverse Effect" defined in the Merger Agreement and the fact that the absence of a subsequent Material Adverse Change of the Company was not a condition to closing the Offer or the Merger.

          16. The other provisions of the Offer and the Merger Agreement.

          17. That the only consents and approvals required to consummate the Merger were under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder (the "HSR Act") and the Communications Act of 1934 (the "Communications Act") and the favorable prospects for receiving all such consents and approvals.

          18. That, while the Offer would give the Company's stockholders the opportunity to realize a premium over the price at which the Shares traded immediately prior to the public announcement of the Offer and the Merger, the consummation of the Offer and the Merger would eliminate the opportunity for stockholders to participate in the future growth and profits of the Company.

          19. The approval of the Merger Agreement by the OCC Board.

     The foregoing discussion of information and factors considered and given weight by the Ascent Board is not intended to be exhaustive, but is believed to include all of the material factors considered by the Ascent Board. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Ascent Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Ascent Board may have given different weights to different factors.

OPINION OF DONALDSON, LUFKIN & JENRETTE

     On February 21, 2000, prior to executing the Merger Agreement, the Company requested that the DLJ deliver a fairness opinion with respect to the proposed Merger Agreement and Merger. In response, DLJ delivered its oral opinion (later confirmed in writing) to the Company to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. A copy of DLJ's opinion is filed as Annex C to this Information Statement and is incorporated herein in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Prior to the consummation of the Offer, the Ascent Board was composed of Messrs. Neinas, Gould, Lillis and May. Following the consummation of the Offer, a new Ascent Board consisting solely of three designees of Merger Sub was appointed. The Ascent Board is currently comprised of John C. Malone (Chairman), Robert R. Bennett and Gary S. Howard. A number of persons who also serve as officers of Liberty Media were appointed as officers of the Company following the consummation of the Offer. In addition, Messrs. Aaron, Holden and Ehrlich have continued as officers of Ascent.

     Employment and Severance Arrangements. In June 1999, Charles M. Neinas became Chairman of the Ascent Board and Acting Chief Executive Officer and President of the Company. In connection with the resignation of Mr. Neinas as Acting Chief Executive Officer and President of the Company in December 1999, the resignation of James A. Cronin, III as Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company in January 2000, in January 2000 the Company amended and restated the employment agreements of Arthur M. Aaron, Executive Vice President, Business Affairs, and David A. Holden, Executive Vice President, Finance and Chief Financial Officer. In addition, the Company entered into an employment agreement with David Ehrlich, Vice President, General Counsel and Secretary.

     Under Mr. Aaron's amended and restated employment agreement: (i) Mr. Aaron's base salary was increased to $300,000 per year, subject to increases at the discretion of the Ascent Board; (ii) he is eligible for an annual bonus based on performance measures determined by the Compensation Committee of the Ascent Board (the "Compensation Committee") with a target bonus equal to 50% of his base salary; (iii) the term of the agreement was extended by one year to expire June 27, 2003; (iv) he was promoted to the position of Executive Vice President, Business Affairs for the term of the agreement; and (v) the provisions regarding severance and change-of-control were revised, as described further below.

     Mr. Holden's amended and restated employment agreement is on substantially the same terms as Mr. Aaron's, except that (i) Mr. Holden was promoted to the position of Executive Vice President, Finance and Chief Financial Officer and
(ii) his base salary was increased to $250,000.

     Under Mr. Ehrlich's employment agreement: (i) Mr. Ehrlich's base salary was increased to $150,000 per year, subject to increases at the discretion of the Ascent Board; (ii) he is eligible for an annual bonus based on performance measures determined by the Compensation Committee with a target bonus equal to 25% of his base salary; (iii) the term of the agreement expires on January 25, 2002; (iv) he was promoted to the position of Vice President, General Counsel and Secretary for the term of the agreement; and (v) provisions regarding severance and change-of-control were included, as described further below.

     Messrs. Aaron's, Holden's and Ehrlich's agreements also each set forth the terms of the grant on January 25, 2000, of options to purchase 100,000, 100,000, and 40,000 shares, respectively, at an exercise price of $11.9063 per Share.

     The employment agreements for each of Messrs. Aaron, Holden and Ehrlich (each an "executive") contain provisions related to change-of-control and severance. If an executive is terminated without "cause" (as defined in the agreements) or the executive terminates his employment upon certain events defined in the agreements which have the effect of a constructive termination (including a "Change of Control Event") then: (i) there will be no forfeiture of any rights or interests related to fringe benefits granted under the agreement, including, without limitation, any stock-based incentives, all of which will fully vest, to the extent not previously vested, immediately upon the effective date of such termination;
(ii) the executive will receive his current base salary, fringe benefits and the annual bonus outlined in the agreement for the longer of (a) the remainder of the employment period under the agreement or (b) three years, in the case of Messrs. Aaron and Holden, and eighteen months, in the case of Mr. Ehrlich, with no obligation to seek other employment and no offset to the amounts paid by the Company if other employment is obtained; and (iii) all other benefits provided pursuant to the agreement shall be received by the executive. The Company is obligated to fund a "rabbi" trust no later than one day prior to a Change in Control Event with amounts sufficient to pay its obligations under these employment agreements, and severance amounts must be paid in a lump sum following the executive's termination for any reason, including, at the election of the executive, during the 180-day period following a Change in Control Event. For purposes of the employment agreements, consummation of the Offer constituted a "Change of Control Event."

     The Company currently anticipates that upon the Effective Time it will enter into new employment or consulting agreements with each of Messrs. Aaron, Holden and Ehrlich.

     On January 1, 2000, the Company's subsidiary, Ascent Sports Holdings, Inc., entered into an employment agreement with Donald M. Elliman to employ Mr. Elliman as its President. The agreement expires on August 31, 2000. Pursuant to the agreement, Mr. Elliman's base salary is $50,000 per month. He reports directly to the Ascent Board and, except as otherwise provided in existing employment agreements, all other employees of the Company's sports-related businesses, the Colorado Avalanche, Denver Nuggets and the Pepsi Center, and their respective subsidiaries, report directly or indirectly to him. His agreement does not contain "change-of-control" provisions.

     In addition, Mr. Elliman's agreement provides that if he is terminated without "cause" (as defined in his agreement) or upon his death or physical or mental incapacity, then he will receive a lump sum payment from Ascent Sports Holdings, Inc. equal to the lesser of three months salary or the aggregate base salary otherwise payable to him through the end of the term of the agreement.

     On January 7, 2000, OCC entered into an employment agreement with Alan Goodson to employ Mr. Goodson as Executive Vice President and Chief Operating Officer of OCC. The agreement expires on January 7, 2002. Pursuant to the agreement, his initial base salary is $300,000 per year, subject to increases at the discretion of the Board of Directors of OCC. Under the agreement, Mr. Goodson is eligible for annual bonuses based on performance measures determined by the OCC Compensation Committee with a target bonus equal to 70% of his base salary for achieving 100% of the target level for the performance measures. In addition, he has been granted an option to purchase 100,000 shares of OCC common stock, exercisable at a per-share price equal to $15.90625. His agreement does not contain "change-of-control" provisions.

     In addition, Mr. Goodson's agreement provides that if he is terminated without "cause" (as defined in the agreement) or upon any substantial reduction by OCC of his responsibilities as Executive Vice President and Chief Operating Officer of OCC (except in connection with the termination of his employment voluntarily by Mr. Goodson, or by OCC for "cause"), or OCC is in material default of the agreement, then: (i) there will be no forfeiture of any rights or interests related to fringe benefits granted under the agreement, including, without limitation, his options and any other stock-based incentives, except that half of his 100,000 options will vest, to the extent not previously vested, and the other half of which will be cancelled immediately upon such termination becoming effective and final; (ii) Mr. Goodson will receive current base salary, fringe benefits and the annual bonus outlined in the agreement for the longer of
(a) the remainder of the employment period under the agreement or (b) one year following the date of such termination, with no obligation to seek other employment and no offset to the amounts paid by OCC if other employment is obtained; and (iii) all other benefits provided pursuant to the agreement shall be received by him.

     Treatment of Options. Messrs. Aaron, Holden and Ehrlich were awarded options to purchase 100,000, 100,000 and 40,000 shares, respectively, pursuant to Ascent's 1995 Key Employee Stock Plan. Mr. Neinas and Mr. Lillis, former members of the Ascent Board, were awarded options to purchase 12,000 shares and 4,000 shares respectively, pursuant to Ascent's 1995 Non-Employee Director Stock Plan. All such options were vested, to the extent not previously vested, upon the consummation of the Offer. Pursuant to the Merger Agreement, Ascent was required to take all actions necessary prior to the initial expiration of the Offer so that upon the Effective Time each outstanding stock option to purchase Shares granted under any Ascent plan or arrangement, whether or not exercisable or vested, will be cancelled. The Merger Agreement further provides that Ascent will pay to each holder of a cancelled option, in consideration for the cancellation of such option, an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the per Share exercise price of the option and (ii) the number of Shares subject to the option. Cash payments will be net of any applicable withholding taxes.

     Treatment of Stock Appreciation Rights. Messrs. Aaron, Holden and Ehrlich were awarded stock appreciation rights with respect to 100,000 shares (all of which were converted from options), 50,000 shares (10,000 of which were converted from options) and 7,500 shares (2,500 of which were converted from options), respectively, pursuant to Ascent's 1995 Key Employee Stock Plan. Messrs. Neinas, Lillis, Gould and May, and Mr. Peter Barton, all former members of the Ascent Board, were awarded stock appreciation rights with respect to 100,000 shares each pursuant to Ascent's 1997 Non-Employee Director Stock Appreciation Rights Plan. All such stock appreciation rights were vested, to the extent not previously vested, upon the consummation of the Offer. Pursuant to the Merger Agreement, Ascent was required to take all actions necessary prior to the initial expiration of the Offer so that upon the Effective Time each outstanding stock appreciation right granted pursuant to Ascent's 1995 Key Employee Stock Plan or Ascent's 1997 Non-Employee Directors Stock Appreciation Rights Plan, whether or not exercisable or vested, will be cancelled. The Merger Agreement further provides that Ascent will pay to each holder of a cancelled stock appreciation right, in consideration for the cancellation of such stock appreciation right, an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the per Share exercise price of the stock appreciation right and (ii) the number of Shares subject to the stock appreciation right. Cash payments will be net of any applicable withholding taxes.

RELATED PARTY TRANSACTIONS

     Ascent. Paul Gould, a former director of the Company, is also a director of Liberty Media. In order to minimize any conflict of interest, Mr. Gould recused himself from Ascent Board meetings at times that a transaction with Liberty Media was discussed. Mr. Gould attended the start of the February 21, 2000 Ascent Board meeting but soon thereafter Mr. Gould recused himself from the meeting. The meeting continued without Mr. Gould and the Ascent Board approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

     In addition, Mr. Gould is a Managing Director and Executive Vice President of Allen & Co., an investment banking firm that has performed financial advisory services for the Company since 1995, including (i) serving as the managing underwriter for the Company's initial public offering in 1995; (ii) advising the Company with respect to the acquisition of SpectraVision, Inc. in 1996 and (iii) serving as financial advisor to the Company in connection with the Company's disposition of its sports and arena related assets.

     Ascent retained Allen & Co. as Ascent's financial advisor in connection with the sale of Ascent's sport-related businesses. Allen & Co. will not receive any payment in connection with the Offer or the Merger, but Allen & Co. continues to be retained with respect to the sale of the Company's sports-related businesses. At the request of Liberty Media, Ascent is continuing its marketing efforts to sell the Company's sports-related assets. Although any sale of the sports-related assets is expected to occur only after consummation of the Merger and would be on terms and conditions negotiated between Liberty Media and the proposed purchaser, as the Company has retained and is using Allen & Co. in connection with such marketing efforts, Allen & Co. would be entitled to payment upon sale of the sports-related assets. Pursuant to its engagement letter with the Company, Allen & Co. would be entitled to a fee of 1.0% of the cash consideration to be received by the Company plus 0.5% of the Company's debt assumed, recapitalized or restructured in connection with such sale (collectively, the "Transaction Fee"). If an opinion as to fairness is requested by the Company and delivered by Allen & Co., 40% of the Transaction Fee would be payable upon delivery of the opinion and 60% of the Transaction Fee would be payable upon the consummation of the transaction. Such 40% was delivered to Allen & Co. in connection with the agreement with the Sturm Group. In addition, the Company has agreed to reimburse Allen & Co. for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel and other consultants and advisors) and to indemnify Allen & Co. and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Allen & Co.'s engagement in connection with such representations.

     As discussed above under "Merger -- Interests of Certain Persons in the Merger," the Ascent Board is now composed of Messrs. Malone, Bennett and Howard, all Liberty Designees (as defined herein). In addition to his appointment as Chairman of the Ascent Board, Mr. Malone serves as Chairman of the Board of Liberty Media and in various capacities with affiliates of Liberty Media, including serving as a director of AT&T, of which Liberty Media is an indirect wholly-owned subsidiary. Mr. Bennett serves as President, Chief Executive Officer and a director of Liberty Media and in various capacities with affiliates of Liberty Media. Mr. Howard serves as Executive Vice President, Chief Operating Officer and a director of Liberty Media and in various capacities with affiliates of Liberty Media. In addition, following the consummation of the Offer, Mr. Bennett was appointed President and Chief Executive Officer of the Company and Mr. Howard was appointed Executive Vice President and Chief Operating Officer of the Company.

     On Command. In November 1998, three new directors were elected to the OCC Board, Richard Goldstein, J.C. Sparkman and J. David Wargo. Mr. Sparkman and Mr. Wargo have or had relationships with Liberty Media or its affiliates. Mr. Sparkman served as Executive Vice President and Chief Operating Officer of Tele-Communications, Inc. ("TCI") from 1987 until his retirement in 1995. He also serviced as a director of TCI until its acquisition by AT&T in May 1999. Mr. Wargo is President of Wargo & Company , Inc., an investment banking and financial advisory firm that has provided services to Liberty Media and its affiliates. Mr. Wargo is a director of two of Liberty Media's affiliates, Liberty Digital Inc. and TV Guide Inc.

     Following the consummation of the Offer, two of OCC's directors resigned and five additional directors, Jerome H. Kern, Paul A. Gould, Gary S. Howard, Peter M. Kern and Carl E. Vogel, were appointed. The continuing OCC directors are James A. Cronin, III, Richard D. Goldstein, J.C. Sparkman, J. David Wargo and Gary L. Wilson. Mr. Jerome H. Kern, who was also appointed Chairman of the Board and Chief Executive Officer of the Company, is a director of Liberty Media and TCI Pacific Communications, Inc., an affiliate of Liberty Media. Mr. Gould is a director of Liberty Media. Mr. Howard is Executive Vice President, Chief Operating Officer and a director of Liberty Media and serves as a director or officer of several affiliates of Liberty Media. Mr. Kern serves as a director of Liberty Digital, Inc., an affiliate of Liberty Media. Mr. Vogel serves as Senior Vice President of Liberty Media.

CONFIDENTIALITY AGREEMENTS

     On April 12, 1999, Liberty Media entered into customary confidentiality agreements (the "Confidentiality Agreements") with each of the Company and OCC.

     The Confidentiality Agreements provide that Liberty Media will not, and will cause its officers, employees, counsel, accountants, agents and advisors to not, disclose to any third party any Confidential Information and that Liberty Media will use the Confidential Information solely for the purpose of evaluating a possible transaction involving Ascent or OCC. "Confidential Information" includes all information (whether communicated in written form, orally, electronically or otherwise) that is or has been furnished to Liberty Media or Liberty Media's representatives by the Company or OCC which concerns the Company, OCC, their affiliates or their respective assets, businesses and employees and which is either confidential, proprietary or otherwise not generally available to the public, subject to certain customary exceptions.

     The Confidentiality Agreements provide for (i) the prompt notification to Ascent and OCC of any request of disclosure of any Confidential Information by Liberty Media, in order to allow Ascent or OCC to seek an appropriate protective order or to waive the compliance by Liberty Media with the provisions of the Confidentiality Agreements, (ii) the acknowledgment by Liberty Media that it is aware that the U.S. securities laws restrict persons with material non-public information concerning a company obtained directly or indirectly from that company from purchasing or selling securities of the company or its affiliates, or from communicating such information to any other person under any circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (iii) the prompt return by Liberty Media of the written Confidential Information upon the request of Ascent or OCC.

     Additionally, Liberty Media agreed that for a period of one year from the date of the Confidentiality Agreements, Liberty Media would not solicit for employment any of the current employees of Ascent or OCC or its controlled affiliates so long as they are employed by Ascent or OCC without the prior written consent of Ascent or OCC.

INDEMNIFICATION

     The Merger Agreement provides for certain indemnification obligations on the part of Liberty Media and the Surviving Corporation in respect of present and former officers, directors and employees of Ascent and any of its subsidiaries. See "The Merger Agreement -- Indemnification, Exculpation and Insurance." Such provisions are intended to benefit the Indemnified Parties and are binding on all successors and assigns of Liberty Media, Merger Sub and the Surviving Corporation.

     Article VIII of the Charter provides that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) pursuant to
Section 174 of the DGCL or (d) for any transaction from which the director received an improper personal benefit.

     Article VIII of the Bylaws requires that Ascent indemnify any director or officer of Ascent, or any person serving at the request of Ascent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Ascent, to the fullest extent authorized by the DGCL as the same exists or may be amended. The indemnification and advancement of expenses permitted by law shall continue as to a person who has ceased to be a director, officer, employee or agent of Ascent and inure to the benefit of his or her heirs, executors and administrators.

PAYMENT FOR SHARES

     Pursuant to the terms of the Merger, each outstanding Share held immediately prior to the Effective Time by Liberty Media, Merger Sub or any other subsidiary of Liberty Media will be cancelled, and each Former Share will be converted into the right to receive $15.25 in cash, without interest, subject to the rights of the holders of Former Shares to seek an appraisal of the fair value of their Former Shares as described in "The Merger -- Appraisal Rights."

     Liberty Media will make available to the Paying Agent, as needed, the Merger Consideration to be paid in respect of the Former Shares. Promptly after the Effective Time, Liberty Media will send, or will cause the Paying Agent to send, to each holder of such Former Shares at the Effective Time a letter of transmittal and related instruments for use in such exchange. Stockholders should not return stock certificates or otherwise attempt to surrender Shares until they receive a letter of transmittal.

     Each holder of Former Shares will be entitled to receive, upon delivery to the Paying Agent of a properly completed letter of transmittal, together with, except in the case of Former Shares held as Direct Registration Shares or through BuyDIRECT, certificates representing the Former Shares, the Merger Consideration payable for each such Former Shares. Until so surrendered, each such Former Share will represent after the Effective Time for all purposes only the right to receive such Merger Consideration, without interest thereon.

     After the Effective Time, there will be no further registration of transfers of Shares. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in the Merger Agreement. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Former Shares are registered, it will be a condition to such payment that the certificate so surrendered (or other applicable documentation) is properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pays to the Paying Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Former Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     Any portion of the Merger Consideration made available to the Paying Agent that remains unclaimed by the holders of Former Shares twelve months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged them for the Merger Consideration prior to that time will thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Former Shares. Notwithstanding the foregoing, the Surviving Corporation will not be liable to any holder of Former Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Former Shares represented by such certificate, as contemplated by the Merger Agreement.

APPRAISAL RIGHTS

     Under Sections 253 and 262 of the DGCL, holders of record of Former Shares who do not wish to accept the $15.25 cash payment per Former Share provided in the Merger have the right to seek an appraisal of the fair value of their Former Shares in the Delaware Court of Chancery (the "Delaware Court"). Holders of Former Shares ("Former Stockholders") wishing to assert this right must, on or
before             , 2000, the twentieth day after the mailing of this
Information Statement, make a written demand for the appraisal of their Former Shares to: Ascent Entertainment Group, Inc., Attention: General Counsel, 1225 Seventeenth Street, Suite 1800, Denver, Colorado 80202. The demand must reasonably inform the Surviving Corporation of the identity of the Former Stockholder making the demand as well as the intention of the Former Stockholder to demand an appraisal of the fair value of the Former Shares held by the Former Stockholder.

     Only a holder of record of Shares, or a person duly authorized and explicitly purporting to act on his behalf, is entitled to assert an appraisal right for the Former Shares registered in his name. Beneficial owners who are not record holders and who wish to exercise appraisal are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds Former Shares as a nominee for others may exercise appraisal rights with respect to the Former Shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of Former Shares as to which the demand is made. Where no Former Shares are expressly mentioned, the demand will be presumed to cover all Former Shares held in the name of such record holder.

     A demand for the appraisal of Former Shares owned of record by two or more joint holders must identify and be signed by, or on behalf of, all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

     An appraisal demand may be withdrawn by a Former Stockholder within 60 days after the Effective Time by written withdrawal of his demand for an appraisal and an acceptance of the terms of the Merger, or may be withdrawn thereafter with the written approval of the Surviving Corporation. Upon withdrawal of an appraisal demand, the Former Stockholder will be entitled to receive the $15.25 cash payment per Former Share referred to under "-- Payment for Shares" above, without interest.

     Only a holder of record of Shares on the date of the making of an appraisal demand with respect to such Shares who continuously holds such Shares through the Effective Time, who has otherwise complied with the requirements of Section 262 of the DGCL shall be entitled to an appraisal.

     Within 120 days after the Effective Time (the "120-Day Period"), any remaining Former Stockholder who has properly demanded an appraisal and who has not withdrawn his demand as provided above (such Former Stockholders being referred to collectively as the "Dissenting Stockholders") and the Surviving Corporation each have the right to file in the Delaware Court a petition (the "Petition") demanding a determination of the fair value of the Former Shares held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders will become entitled to receive the payment of $15.25 cash per Former Share referred to under "-- Payment for Shares" above, without interest. The Surviving Corporation is not obligated, and does not currently intend, to file such a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to the Surviving Corporation, to receive from the Surviving Corporation a statement setting forth the aggregate number of Former Shares will respect to which demands for appraisal have been received and the aggregate number of Former Stockholders.

     Upon the filing of the Petition by a Dissenting Stockholder, service of a copy thereof is required to be made upon the Surviving Corporation, which, within 20 days after such service, must file in the office of the Register in Chancery in which the Petition was filed a duly verified list containing the names and addresses of all Dissenting Stockholders. The Delaware Court may order that the Register in Chancery give notice of the time and place fixed for the hearing of the Petition by registered or certified mail to the Surviving Corporation and all of the Dissenting Stockholders, and by publication at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The Delaware Court will approve the form of notice by mail and by publication. The costs relating to these notices will be borne by the Surviving Corporation. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders are entitled to an appraisal for their Former Shares. The Delaware Court may require that Dissenting Stockholders submit their stock certificates that formerly represented Former Shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with this request. Accordingly, Dissenting Stockholders are cautioned to retain their stock certificates pending resolution of the appraisal proceedings.

     The Former Shares will be appraised by the Delaware Court at their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the Delaware Corporation Law provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The value so determined for Former Shares could be more than, the same as or less than the $15.25 cash payment per Former Share to be paid pursuant to the Merger. The costs of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. Upon application, the Delaware Court may also order that all or a portion of the expenses incurred by any former holder of Shares in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to an appraisal. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

     Dissenting Stockholders generally are permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

     From and after the Effective Time, Former Stockholders are not entitled to vote the Former Shares for any purpose and are not entitled to receive payment of dividends or other distributions on the Shares payable to stockholders of record thereafter.

     The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Sections 253 and 262 of the Delaware Corporation Law and is qualified in its entirety by reference to the text of these provisions which are set forth in their entirety in Annex B hereto, Any Former Stockholder considering demanding appraisal is advised to consult its own legal counsel.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and the tax basis in the Shares converted into cash in the Merger. Gain or loss will be calculated separately for each Share converted into cash in the Merger. If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law the ability to use capital losses to offset ordinary income is limited.

     A stockholder that surrenders certificates that represent Former Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS").

     If backup withholding applies to a stockholder, the Paying Agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a federal income tax return.

THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM (INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

     The acquisition of the Ascent Shares in the Merger will be treated as a "purchase" under generally accepted accounting principles.

REGULATORY APPROVALS

     No regulatory approvals are required in connection with the Merger. The conditions to the Offer related to the HSR Act and the Communications Act were satisfied prior to the consummation of the Offer.

CERTAIN LITIGATION

     In June 1999, the Company and certain of its present and former directors were named as defendants in lawsuits filed by shareholders of the Company (the "Shareholder lawsuits") in the Delaware Court of Chancery. These purported class actions asserted that the Company's agreement to sell the Company's sports-related businesses to entities controlled by the Lauries constituted a sale of substantially all assets of the Company, thereby requiring a shareholder vote, and resulted from breaches of fiduciary duties by the director defendants. On June 23, 1999, the Company, the director defendants and the Laurie-controlled purchasing entities that were also named as defendants, entered into an agreement with the shareholder plaintiffs to settle the lawsuits. Under the settlement agreement, the Company, the director defendants, and the Laurie-controlled entities agreed, among other things, to amend the terms of the proposed sale to the Laurie entities to permit the Company to conduct a new process in which the Company would solicit additional offers for the purchase of the sports-related businesses. The Company and the director defendants also agreed, among other things, to engage Wasserstein to assist in the new auction process, and to add Peter W. May to the Ascent Board. On July 27, 1999, as a result of the new auction process, the Company entered into the definitive agreement to sell the sports-related businesses to The Sturm Group, which agreement was subsequently terminated. The settlement of the Shareholder lawsuits is subject to the approval of the Delaware Court of Chancery after a hearing. If approved by the Court, the settlement would result in, among other things, the dismissal with prejudice of the claims asserted in the Shareholder lawsuits and the payment by the Company of plaintiff attorney fees and expenses in an amount to be approved by the Court.

PREFERRED SHARE PURCHASE RIGHTS

     References to the "Shares" and the "Common Stock" herein include the associated preferred share purchase rights (the "Rights"), issued pursuant to the Rights Agreement dated as of June 27, 1997, as amended (the "Rights Agreement") between Ascent and The Bank of New York, as Rights Agent. The Rights trade together with the Common Stock. On February 22, 2000, the Ascent Board approved an amendment to the Rights Agreement which generally limited its applicability to Liberty's acquisition of Ascent pursuant to the Merger Agreement.

                              THE MERGER AGREEMENT

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "-- Conditions to the Merger," Merger Sub will be merged with and into Ascent, and each issued and outstanding Share (other than (i) Shares owned by Liberty Media, Merger Sub, Ascent or any other direct or indirect wholly-owned subsidiary of Liberty Media or Ascent, or (ii) dissenting Shares) will be canceled and converted into the right to receive from the Surviving Corporation an amount in cash equal to the Offer Price. Capitalized terms used in this section of the Information Statement and not defined in this Information Statement have the meanings given such terms in the Merger Agreement.

VOTE REQUIRED TO APPROVE MERGER

     The DGCL requires the Ascent Board and a majority of the outstanding stockholders of Ascent (including those owned by Liberty Media and Merger Sub) to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Ascent Board has given its approval and Merger Sub, as majority stockholder, has given its approval. Accordingly, no additional approvals are required under the DGCL.

CONDITIONS TO THE MERGER

     The Merger Agreement provides that the respective obligations of each of Merger Sub, Liberty Media and Ascent to effect the Merger are subject to the satisfaction or waiver of a number of conditions, several of which have now been satisfied. The conditions are that (a) the Merger Agreement and the Merger having been approved and adopted by the requisite vote of the stockholders of Ascent to the extent required by the DGCL and the Charter; (b) any applicable waiting period under the HSR Act having expired or been terminated; (c) no injunction, restraining order or decree issued or entered by any governmental authority, or other legal restraint or prohibition, shall be in effect preventing or materially restraining consummation of the Merger Agreement; and (d) Merger Sub shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, provided, however, that neither Liberty Media nor Merger Sub may invoke this last condition if Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer. Conditions (a), (b) and (d) have been satisfied.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated for a number of reasons, several of which, as a result of the consummation of the Offer, are no longer applicable. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, notwithstanding any prior approval by the stockholders of Ascent:

          (i) by mutual written consent duly authorized by the Board of Directors of Liberty Media, Merger Sub and the Ascent Board prior to the date of the election or appointment of the Liberty Designees to the Ascent Board, which occurred on April 6, 2000 ("Merger Sub's Election Date"); or

          (ii) by Liberty Media or Ascent if:

             (a) the Minimum Condition has not been satisfied during a ten business day extension of the Offer following the initial expiration date of the Offer, but all other conditions have been satisfied or,

             (b) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting acceptance for payment of, or payment for, Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) by Liberty Media, if due to an occurrence or circumstance that results in a failure to satisfy any condition of the Offer, Merger Sub shall have (a) failed to commence the Offer within 10 days following the date of the Merger Agreement or (b) terminated the Offer without having accepted any Shares for payment thereunder, unless such failure was caused by or resulted from the failure of Liberty Media or Merger Sub to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Liberty Media or Merger Sub of any material representation or warranty of either of them contained in the Merger Agreement; or

          (iv) by Ascent, upon approval of the Ascent Board, if:

             (a) Merger Sub shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement or (B) terminated the Offer without having accepted any Shares for payment thereunder, unless such failure to pay for Shares shall have been caused by or be a result of (i) any of the representations or warranties of Ascent set forth in the Merger Agreement not being true and correct at the date of the Merger Agreement, and as a result thereof there shall have been, or it is reasonable to foresee that there will be, a Material Adverse Effect on Ascent and its subsidiaries taken as a whole or (ii) Ascent having failed to perform in any material respect any material obligation or failing to comply in any material respect with any material agreement or covenant of Ascent to be performed or complied with by it under the Merger Agreement,

             (b) prior to the purchase of Shares pursuant to the Offer, the Ascent Board shall have withdrawn or modified in a manner adverse to Liberty Media or Merger Sub its approval or recommendation of the Offer, the Merger or the Merger Agreement in order to approve any bona fide written Superior Proposal; provided, that (x) Ascent has made payment to Liberty Media of $18 million and (y) has deposited $2 million with a mutually acceptable escrow agent for reimbursement of Liberty Media's and Merger Sub's expenses; or

             (c) Liberty Media or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger

        Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Liberty Media or Merger Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely the ability of Liberty Media or Merger Sub to complete the Offer or the Merger.

NO SOLICITATION

     The Merger Agreement provides that Ascent will not, directly or indirectly through any subsidiary, affiliate, officer, director, employee, agent or representative or otherwise (a) solicit or initiate proposals or offers from, furnish any non-public information to, or negotiate with, any person in favor of, or (b) approve, vote for, recommend or execute, or permit Ascent or any of its subsidiaries to execute, any agreements or understandings, with respect to, any proposal (other than as contemplated by the Merger Agreement or otherwise proposed by Liberty Media or its affiliates) for (i) a merger, consolidation, share exchange, reorganization, other business combination, recapitalization or similar transaction involving Ascent or any of its subsidiaries, (ii) the acquisition, directly or indirectly, of an equity interest representing greater than 20% of the voting securities of Ascent or any of its subsidiaries, (iii) the acquisition of a substantial portion of any of the assets of Ascent or any of its subsidiaries (including without limitation Ascent's interests in OCC),
(iv) any transfer or sale of all or any material part of the assets related to the Denver Nuggets, Colorado Avalanche and Pepsi Center or (v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement (an "Alternative Proposal"); provided, however, that the foregoing provision does not prohibit Ascent or the Ascent Board, to the extent the Ascent Board determines in its good faith judgment that it is required by its fiduciary duties under applicable law after taking into account the advice of Ascent's outside legal counsel, from providing information to, participating in discussions or negotiating with any third party that delivers a Superior Proposal that was not solicited in violation of the foregoing. Upon execution of the Merger Agreement, the Company agreed to immediately cease and terminate all activities, discussions or negotiations with any persons with respect to any Alternative Proposal. In addition, the Ascent Board agreed not to recommend that the stockholders of Ascent tender their shares in connection with a tender offer except to the extent the Ascent Board determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Ascent Board to stockholders under applicable law, after taking into account the advice of outside legal counsel. In addition, Ascent is required under the Merger Agreement to notify Liberty Media promptly after receipt of any Alternative Proposal or of certain requests for non-public information relating to Ascent or any of its subsidiaries or for access to the properties, books or records of Ascent or any subsidiary thereof by any person who is known to be considering making, or has made, an Alternative Proposal. Liberty Media has requested Ascent continue to seek a qualified buyer of the sports related assets, notwithstanding this provision.

     The Company covenants and agrees with Liberty Media that prior to the effectiveness of the Merger, Ascent and its subsidiaries will not, and will not agree with any person to (i) voluntarily sell, dispose of, tender or exchange any shares of OCC Stock owned by Ascent or any subsidiary of Ascent (the "Company OCC Stock") including in connection with a tender offer, exchange offer or similar transaction, (ii) vote, or execute a written consent or proxy with respect to Company OCC Stock, in favor of any acquisition by any person of OCC, of any equity interest in OCC, or of a material portion of the assets of OCC (an "OCC Alternative Transaction") or (iii) publicly recommend any OCC Alternative Transaction or otherwise express an intention to take any of such actions; provided that Ascent's obligations to cause its representatives on the OCC Board (or any committee thereof) to take any action (or to refrain from taking any action) in compliance with this provision shall be subject in all respects to such persons' fiduciary duties under applicable law.

TERMINATION FEE; FEES AND EXPENSES

     The Merger Agreement provides that Ascent will pay Liberty Media the sum of
(x) Liberty Media's expenses actually incurred in an amount not to exceed $2 million and (y) $18 million (the "Termination Fee") upon demand if (i) Liberty Media or Merger Sub terminates the Merger Agreement pursuant to subparagraph (iii) under "-- Termination of the Merger Agreement" as a result of
(X) the Ascent Board having withdrawn or modified in manner adverse to Liberty Media or Merger Sub the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any Alternative Proposal or OCC Alternative Transaction, or any other takeover proposal or any other acquisition of Shares or OCC stock other than the Offer and the Merger, (Y) the Company having entered into any agreement with respect to a Superior Proposal or (Z) the Ascent Board having resolved to do anything referred to in (X) or (Y); or (ii) prior to any termination of the Merger Agreement (other than by Ascent pursuant to (c) of subparagraph (iv) under "-- Termination of the Merger Agreement") an Alternative Proposal or OCC Alternative Transaction shall have been made and within 12 months of such termination, a transaction constituting an Alternative Proposal or OCC Alternative Transaction is consummated or Ascent enters into or causes OCC to enter into an agreement with respect to, approves or recommends or takes any action to facilitate such proposal. Except as set forth above in this paragraph, all other costs and expenses incurred in connection with the Merger Agreement and the transactions are to be paid by the party incurring such expenses, whether or not any transaction is consummated.

CONDUCT OF BUSINESS

     The Merger Agreement provides that from the date of the Merger Agreement until Merger Sub's Election Date, which occurred on April 6, 2000, Ascent will (and will cause its subsidiaries to), conduct its business in the ordinary course of business and consistent with past practices, preserve intact its business organization, preserve in full force and effect its licenses, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it. Ascent is obligated to confer on a regular basis with Liberty Media, report on operational matters and promptly advise Liberty Media of any material adverse change. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Ascent prior to Merger Sub's Election Date without the prior consent of Liberty Media, relating to among other things, amendments to its organizational documents, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, changes to material contracts, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans, changes in accounting methods, tax elections, settlement of litigation, incurrence of certain indebtedness, and certain other material events or transactions.

     Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for Shares by Merger Sub pursuant to the Offer, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Ascent Board as will give Merger Sub representation on the Ascent Board equal to the product of the total number of directors on the Ascent Board (giving effect to the directors elected pursuant to this provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub and its affiliates bears to the total number of Shares then outstanding (such designees being the "Liberty Designees"). Ascent has agreed that it will promptly take all actions necessary to cause the Liberty Designees to be so elected as directors of Ascent, including increasing the size of the Ascent Board or securing the resignations of incumbent directors or both. The Merger Agreement provides that at such times, Ascent shall also use its best efforts to cause persons designated by Merger Sub to constitute the same percentage as persons designated by Merger Sub shall constitute of the Ascent Board of (i) each committee of the Ascent Board (some of whom may be required to be independent as required by applicable law),
(ii) each board of directors of each domestic subsidiary (including OCC, realizing that Ascent has the right to appoint only a majority of the OCC Board) and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, the Merger Agreement provides that until the time Merger Sub acquires a majority of the then outstanding Shares on a fully diluted basis, Ascent shall use its best efforts to ensure that all the members of the Ascent Board and each committee of the Ascent Board and such boards and committees of the domestic subsidiaries as of the date hereof who are not employees of Ascent shall remain members of the Ascent Board and of such boards and committees.

     Following consummation of the Offer, a new Ascent Board was appointed consisting entirely of Liberty Designees. The Ascent Board is now comprised of John C. Malone, Robert R. Bennett and Gary S. Howard.

Additionally, five designees of Merger Sub were appointed to, and Mr. Lillis and Mr. May resigned from, the OCC Board. The OCC Board is now comprised of Jerome
H. Kern, Paul A. Gould, Gary S. Howard, Peter M. Kern, Carl E. Vogel, James A. Cronin, III, Richard D. Goldstein, J.C. Sparkman, J. David Wargo and Gary L. Wilson. Merger Sub retains the right under the Merger Agreement to designate such additional directors to the OCC Board as it is permitted to, including as would constitute a majority representation thereon.

STOCK OPTIONS; STOCK APPRECIATION RIGHTS

     At the Effective Time, each outstanding option to purchase Shares or other similar interest (collectively, the "Options") granted under any Ascent stock plans, whether or not then exercisable or vested, will be canceled and, in exchange therefor, each holder of such Option shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of $15.25 over the per share exercise price thereof and (ii) the number of Shares subject thereto. At the Effective Time, each outstanding SAR granted under any Ascent stock plan, whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each holder of such SAR shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of $15.25 over the per Share exercise price thereof and (ii) the number of Shares subject thereto.

EMPLOYEE BENEFIT MATTERS

     The Merger Agreement provides that neither Liberty Media nor the Surviving Corporation will be required to maintain any Ascent benefit plan after the Effective Time. Liberty Media agrees to cause the Surviving Corporation to assume and honor without modification the severance and cash severance payment provisions of certain specified employment agreements and the change of control severance plan of Ascent (the "Employee Severance Agreements"), with any cash severance payments pursuant thereto to be made in a lump sum not later than the Effective Time. Each of Liberty Media and Ascent acknowledged that the consummation of the Offer would constitute a "Change of Control" for purposes of the Employee Severance Agreements and, accordingly, as of the Effective Time, each of the individuals party to such agreements will be entitled to (x) a cash severance payment as provided in such agreements in the manner described in the previous sentence, (y) provision of the other fringe benefits provided in such agreements and (z) accelerated vesting of the SARs and Options with respect to Shares held by such individuals as provided in such agreements. Prior to the Closing, Ascent will take such action as is necessary in accordance with the terms of the Employee Severance Agreements to terminate all individuals covered by such agreements, effective as of the Effective Time, subject to the making of the cash severance payments and provisions for the other benefits referred to earlier in this paragraph.

INDEMNIFICATION, EXCULPATION AND INSURANCE

     The Merger Agreement provides that from and after the Effective Time, Liberty Media and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the present and former officers, directors and employees of Ascent and any of its subsidiaries, and any person who is or was serving at the request of Ascent as an officer, director or employee or agent of another person (each, an "Indemnified Party" and together, the "Indemnified Parties") (and will also advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), against (i) all losses, costs, expenses, claims, damages, judgments or liabilities in connection with any claim, action, suit, proceeding or investigation based on the fact that the Indemnified Party is or was an officer, director or employee of Ascent or any of its subsidiaries pertaining to any matter existing or occurring before or at the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities pertaining to the transactions contemplated by the Merger Agreement, in each case to the fullest extent permitted under the DGCL; provided, however, that such indemnification will be provided only to the extent any directors' and officers' liability insurance policy of Ascent or its subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder. The Surviving Corporation shall, and Liberty Media shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Ascent and Ascent's subsidiaries with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to the Merger date, but in such case will purchase the maximum coverage for such amount. Neither Liberty Media nor the Surviving Corporation will be liable for any settlement effected without its prior written consent, which consent, however, will not be unreasonably withheld or delayed. (See also "The Merger -- Indemnification.")

REASONABLE EFFORTS; NOTIFICATION

     The Merger Agreement provides that each of Ascent, Liberty Media and Merger Sub agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable. These obligations include, among other things and subject to certain exceptions, cooperating with and providing reasonable assistance to each other in (i) the preparation and filing of any documents with the SEC; (ii) using commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses or permits, and giving all necessary notices to and making all necessary filings with any governmental entity or other person required to be obtained or made by Liberty Media, Merger Sub, Ascent or any of their subsidiaries in connection with the taking of any action contemplated by the Merger Agreement; (iii) using commercially reasonable efforts to lift certain types of permanent or preliminary injunctions or restraining orders or decrees; and (iv) providing information and making all applications and filings as may be necessary or reasonably requested in connection with the Merger Agreement.

COMPETITOR TRANSACTION

     The Merger Agreement contains a covenant prohibiting Liberty Media and its controlled subsidiaries from effecting or entering into any agreement to effect a merger, consolidation, asset disposition, recapitalization or another transaction resulting in the transfer of securities or assets of LodgeNet.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties from each of the parties.

AMENDMENT; EXTENSION; WAIVER

     The Merger Agreement may be amended by the Boards of Directors of all the parties, at any time before or after approval and adoption of the Merger Agreement and the Merger by the stockholders of Ascent, but, after any such approval by the stockholders of Ascent, no amendment may be made which by law requires further approval by such stockholders of Ascent without such further approval. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained in the Merger Agreement or (iv) waive compliance with any condition to such waiving party's obligation to consummate the transactions contemplated by the Merger Agreement or to any other obligation of such party.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Annex A to this Information Statement and is incorporated by reference herein in its entirety. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

                      SECURITY OWNERSHIP OF DIRECTORS AND
                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information regarding the beneficial
ownership of the Common Stock, as of           , 2000, by all current directors,
by each of the "named executive officers" as indicated in the Annual Report who are still serving as officers of the Company, and by all directors and executive officers as a group. Under the rules of the SEC, beneficial ownership includes any Shares over which an individual has sole or shared voting power or investment power, and also any Shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                                                 SHARES
                                                              BENEFICIALLY
NAME(1)                                                          OWNED
-------                                                       ------------
Arthur M. Aaron.............................................    100,000(2)
Robert R. Bennett...........................................          0
Gary S. Howard..............................................          0
John C. Malone..............................................          0
All directors and executive officers as a group (12
  persons)..................................................    240,000(2)

---------------

(1) Unless otherwise indicated, each person has sole voting and investment power over the Shares listed, and no director or executive officer beneficially owns more than 1.0% of the Common Stock.

(2) Represents options for the purchase of Common Stock which were fully vested no later than upon the consummation of the Offer.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     Based on currently available information, after the consummation of the Offer the Company does not believe that there are any beneficial owners of more than five percent of the Common Stock except as set forth below.

NAME AND ADDRESS                                              SHARES
OF BENEFICIAL HOLDER                                    BENEFICIALLY OWNED   PERCENT OF CLASS
--------------------                                    ------------------   ----------------
Liberty Media Corporation.............................      25,263,190*            84.9%
9197 South Peoria Street
Englewood, Colorado 80112

---------------

* Consists of 25,238,190 shares held by Merger Sub, an indirect wholly-owned subsidiary of Liberty Media, and 25,000 shares held directly by Liberty Media.

                            INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP served as the Company's independent accountants for the fiscal year ended December 31, 1999 and currently serves as the Company's independent accountants.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information we incorporate by reference is an important part of this Information Statement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by Ascent pursuant to the Securities Exchange Act of 1934: (i) Ascent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (ii) Ascent's Current Report on Form 8-K filed on February 17, 2000; (iii) Ascent's Current Report on Form 8-K filed on February 24, 2000; (iv) Ascent's Current Report on Form 8-K filed on April 12, 2000; and (v) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     You may request a copy of these filings (other than an exhibit to any of these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

              Ascent Entertainment Group, Inc.
              1225 Seventeenth Street, Suite 1800
              Denver, Colorado 80202
              (303) 308-7000

     You should rely only on the information we have provided or incorporated by reference in this Information Statement or any supplement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

     This Information Statement, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "budgets," "predicts," "estimates" and similar expressions.

     We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about the Company. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         LIBERTY AEG ACQUISITION, INC.,

                           LIBERTY MEDIA CORPORATION

                                      AND

                        ASCENT ENTERTAINMENT GROUP, INC.

                         DATED AS OF FEBRUARY 22, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
ARTICLE I      DEFINITIONS AND CONSTRUCTION......................................   A-1
               1.1   Certain Definitions.........................................   A-1
               1.2   Terms Generally.............................................   A-5
ARTICLE II     THE OFFER AND RELATED MATTERS.....................................   A-5
               2.1   The Offer...................................................   A-5
               2.2   Company Action..............................................   A-7
ARTICLE III    THE MERGER AND RELATED MATTERS....................................   A-8
               3.1   The Merger..................................................   A-8
               3.2   Closing.....................................................   A-9
               3.3   Conversion of Securities....................................   A-9
               3.4   Options; SARs...............................................   A-9
               3.5   Dissenting Shares...........................................   A-9
               3.6   Surrender of Shares; Stock Transfer Books...................  A-10
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  A-11
               4.1   Organization and Qualification..............................  A-11
               4.2   Authorization and Validity of Agreement.....................  A-11
               4.3   Capitalization..............................................  A-12
               4.4   Reports and Financial Statements............................  A-12
               4.5   No Approvals or Notices Required; No Conflict with
                     Instruments.................................................  A-13
               4.6   Absence of Certain Changes or Events........................  A-14
               4.7   Information Supplied........................................  A-15
               4.8   Legal Proceedings...........................................  A-15
               4.9   Licenses; Compliance with Regulatory Requirements...........  A-15
               4.10  Brokers or Finders..........................................  A-16
               4.11  Tax Matters.................................................  A-16
               4.12  Employee Matters............................................  A-17
               4.13  Fairness Opinion............................................  A-19
               4.14  Recommendation of the Company Board.........................  A-19
               4.15  Vote Required...............................................  A-19
               4.16  Intangible Property; Copyrights.............................  A-19
               4.17  Investment Securities.......................................  A-19
               4.18  Transactions with Affiliates and Certain Agreements.........  A-20
               4.19  No Investment Company.......................................  A-20
               4.20  State Takeover Statutes.....................................  A-20
               4.21  Rights Agreement............................................  A-20
               4.22  Sale of Entertainment Assets................................  A-20
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........
                                                                                   A-20
               5.1   Organization and Qualification..............................  A-20
               5.2   Authorization and Validity of Agreement.....................  A-21
               5.3   No Prior Activities of Merger Sub...........................  A-21
               5.4   Information Supplied........................................  A-21
               5.5   Brokers.....................................................  A-21
               5.6   Financing...................................................  A-21

                                                                                   PAGE
                                                                                   ----
ARTICLE VI     COVENANTS AND AGREEMENTS..........................................  A-22
               6.1   Stockholders Meetings.......................................  A-22
               6.2   Access to Information Concerning Properties and Records.....  A-23
               6.3   Confidentiality.............................................  A-23
               6.4   Public Announcements........................................  A-24
               6.5   Conduct of the Company's Business Pending Merger Sub's
                     Election Date...............................................  A-24
               6.6   No Solicitation.............................................  A-26
               6.7   Reasonable Efforts..........................................  A-27
               6.8   Rights Agreement............................................  A-28
               6.9   Certain Litigation..........................................  A-28
               6.10  Indemnification of Directors and Officers...................  A-29
               6.11  Directors...................................................  A-30
               6.12  Stock Options; SARs.........................................  A-30
               6.13  Employee Matters............................................  A-30
               6.14  Severance Obligations.......................................  A-31
               6.15  Competitor Transaction......................................  A-31
ARTICLE VII    CONDITIONS TO THE MERGER..........................................  A-31
               7.1   Conditions to the Merger....................................  A-31
ARTICLE        TERMINATION..
  VIII.......
               8.1   Termination and Abandonment.................................  A-32
               8.2   Termination Fee; Effects of Termination.....................  A-32
ARTICLE IX     MISCELLANEOUS.....................................................  A-33
               9.1   No Waiver or Survival of Representations, Warranties,
                     Covenants and Agreements....................................  A-33
               9.2   Notices.....................................................  A-33
               9.3   Entire Agreement............................................  A-34
               9.4   Assignment; Binding Effect; Benefit.........................  A-34
               9.5   Amendment...................................................  A-34
               9.6   Extension; Waiver...........................................  A-34
               9.7   Headings....................................................  A-35
               9.8   Counterparts................................................  A-35
               9.9   Applicable Law..............................................  A-35
               9.10  No Remedy in Certain Circumstances..........................  A-35
               9.11  Severability................................................  A-35
               9.12  Disclosure Schedule.........................................  A-35
               9.13  Enforcement.................................................  A-35

EXHIBITS

Exhibit 3.1(a)     Form of Certificate of Merger

SCHEDULES

Company Disclosure Schedules

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 22nd day of February, 2000, by and among Liberty AEG Acquisition, Inc., a Delaware corporation ("Merger Sub"), Liberty Media Corporation, a Delaware corporation ("Parent"), and Ascent Entertainment Group, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent, through Merger Sub, to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Merger Sub shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company and the associated Rights ("Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), at a purchase price of $15.25 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of Parent and Merger Sub have approved the making of the Offer and the transactions related thereto; and

     WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, pursuant to the Merger, all Shares that remain outstanding after the expiration of the Offer will be converted into and exchangeable for $15.25 in cash per Share.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

     1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

          An "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to "control," be "controlled by" or be "under common control with" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither AT&T Corp. nor any of its Affiliates shall be deemed an Affiliate of Parent or any of its Affiliates.

          "Agreement" shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

          "Alternative Proposal" shall mean any proposal, other than as contemplated by this Agreement or otherwise proposed by Parent or its Affiliates, for (A) a merger, consolidation, share exchange, reorganization, other business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, (B) the acquisition, directly or indirectly, of an equity interest representing greater than 20% of the voting securities of the Company or any of its Subsidiaries, (C) the acquisition of a substantial portion of any of the assets of the Company or any of its Subsidiaries (including without limitation the Company's interests in OCC),
     (D) any transfer or sale of all or any material part of the Entertainment Assets or any interest therein; or (E) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement.

          "Closing" shall mean the consummation of the Merger.

          "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 3.2.

          "Commission" shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

          "Company Common Stock" shall have the meaning specified in the preamble hereto.

          "Company Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent.

          "Company Stock Plans" shall mean the following: (i) the Ascent Entertainment Group, Inc. 1995 Non-Employee Directors Stock Plan; (ii) the Ascent Entertainment Group, Inc. 1995 Key Employee Stock Plan; and (3) the Ascent Entertainment Group, Inc. 1997 Non-Employee Directors Stock Appreciation Rights Plan.

          "Control" (including the terms "controlling," "controlled by" and "under common control with") shall have the meaning given to such term in Rule 405 under the Securities Act.

          "DGCL" shall mean the General Corporation Law of the State of Delaware.

          "Effective Time" shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 3.1(a).

          "Entertainment Assets" shall mean the assets of, or the interests of the Company in, the following entities: (i) The Denver Nuggets Limited Partnership; (ii) Colorado Avalanche, LLC; (iii) Ascent Sports, Inc.; (iv) Ascent Arena and Development Corporation; (v) Ascent Sports Holdings, Inc.;
     (vi) Ascent Arena Company, LLC; (vii) Ascent Arena Operating Company, LLC;
     (viii) The Denver Arena Trust; (ix) NBG Arena LLC; and (x) NBG Sports LLC.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

          "GAAP" shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

          "Hart-Scott Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

          "Indebtedness" shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding contingent payment obligations and accounts payable) and (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) which such Person has guaranteed or which is otherwise its legal liability, in either case to the extent required pursuant to GAAP to be set forth as a liability on a balance sheet of such Person.

          "Indenture" shall mean the Indenture, dated as of December 22, 1997, between the Company and The Bank of New York, as trustee, pursuant to which the Company issued its 11 7/8% Senior Secured Discount Notes Due 2004.

          "Injunction" shall mean any permanent or preliminary injunction or restraining order or decree or other similar order or decree issued or entered by any court or Governmental Entity.

          "Lien" shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Material Adverse Effect" on any Person shall mean a material adverse effect on such Person's business, assets, result of operations or financial condition, provided that any effects of changes, either individually or in the aggregate, that are generally applicable to (A) such Person's primary industry, (B) the United States economy or (C) the United States securities markets, shall not be considered a Material Adverse Effect.

          "Merger" shall have the meaning specified in the preamble hereto.

          "OCC" shall mean On Command Corporation, a Delaware corporation.

          "OCC Stock" shall mean the Common Stock, par value $0.01 per share, of OCC.

          "OCC Stock Plans" shall mean the following (i) the On Command Corporation 1996 Key Employee Stock Plan; (ii) the On Command Corporation 1997 Employee Stock Purchase Plan; and (iii) the On Command Corporation 1997 Non-Employee Directors Stock Plan.

          "OCC Warrants" shall mean the SpectraVision Warrants, the Series A Warrants and the Series C Warrants, collectively, as such terms are defined in the Warrant Agreement, dated as of October 8, 1996, between OCC and The Bank of New York, as warrant agent.

          "Permitted Encumbrances" shall mean the following Liens with respect to the properties and assets of the Company: (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (b) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (c) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (e) easements, restrictions and other defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the Company's use or occupancy of the property affected thereby; (f) Liens incurred under the Company's $50 million Amended and Restated Credit Facility, dated as of December 22, 1997, among the Company, the Lenders named therein and NationsBank, N.A., as Administrative Agent, as amended through January 15, 1999; (g) Liens incurred under OCC's $200 million First Amended and Restated Credit Facility, dated as of November 24, 1997, among OCC, the Lenders named therein and NationsBank, N.A., as Administrative Agent; (h) Liens incurred under the $139,835,000 Denver Arena Trust 6.94% Arena Revenue Backed Notes, dated as of July 29, 1998, among Ascent Arena Company, LLC, the Denver Arena Trust, Wilmington Trust Company, as Owner

     Trustee, and The Bank of New York, as Indenture Trustee; and (i) Liens related to the Company's holdings of OCC Stock incurred in connection with the Indenture.

          "Person" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

          "Proxy Statement" shall mean the proxy statement, as amended and supplemented, to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1).

          "Restriction", with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

          "Rights" shall mean the rights issued under the Rights Agreement.

          "Rights Agent" shall mean The Bank of New York or its successor, in its capacity as Rights Agents under the Rights Agreement.

          "Rights Agreement" shall mean the Rights Agreement, dated June 27, 1997, between the Company and The Bank of New York, as amended through the date hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Subsidiary," when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement, the Company's Subsidiaries shall be deemed to include OCC, whether or not it otherwise would be a Subsidiary of the Company under the foregoing definition.

          "Superior Proposal" shall mean any bona fide written Alternative Proposal to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and that the Company Board determines in good faith, after taking into account the advice of a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Alternative Proposal, is more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company Board.

          "Surviving Entity" shall mean the Company as the surviving entity in the Merger as provided in Section 3.1(a).

          "Tender Offer Acceptance Date" shall mean the date on which Merger Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the expiration date with respect to the Offer.

     1.2 TERMS GENERALLY. The definitions set forth or referenced in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the term "to the Company's knowledge" or any similar term relating to the knowledge of the Company means the actual knowledge of any of the officers (determined in accordance with Rule 16a-1(f) under the Exchange Act as in effect on the date hereof) or directors of the Company. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term "business day" shall mean any day which is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close. As applied to Parent, the phrases "as soon as reasonably practicable," "as promptly as practicable" and similar phrases shall mean "reasonably promptly under the circumstances, in light of the other burdens on the time and attention of the directors, officers, employees and agents of Parent and the relative benefits to Parent of this Agreement and such other burdens."

                                   ARTICLE II

                         THE OFFER AND RELATED MATTERS

     2.1  THE OFFER.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events set forth in Annex A shall have occurred or be existing (unless such event shall have been waived by Merger
Sub), Parent shall cause Merger Sub to commence, and Merger Sub shall commence, the Offer at the Per Share Amount as promptly as reasonably practicable after the date hereof, but in no event later than fie business days after the public announcement of Merger Sub's intention to commence the Offer. The Offer will be made pursuant to an Offer to Purchase and related Letter of Transmittal containing the terms and conditions set forth in this Agreement. The initial expiration date of the Offer shall be the twentieth business day from and after the date the Offer is commenced (the "Initial Expiration Date"). The obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that, when combined with the Shares already owned by Parent and its direct or indirect Subsidiaries, constitute a majority of the then outstanding Shares on a fully diluted basis, including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights (as defined in the Rights Agreement)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto. Merger Sub expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding Section 9.5) no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to those set forth in Annex A, (D) amends or changes the terms and conditions of the Offer in any manner adverse to the holders of Shares

(other than Parent and its Subsidiaries), (E) changes or waives the Minimum Condition, (F) changes the form of consideration payable in the Offer or (G) except as provided below or required by any rule, regulation, interpretation or position of the Commission applicable to the Offer, changes the expiration date of the Offer. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Annex A (the "Offer Conditions") shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (C) extend the Offer to provide for a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. In addition, Parent and Merger Sub agree that Merger Sub shall from time to time extend the Offer, if requested by the Company, (i) if at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer other than the Minimum Condition shall not have been waived or satisfied, and the Minimum Condition shall have been satisfied, until (taking into account all such extensions) the earlier of August 31, 2000 or such earlier date upon which any such condition shall not be reasonably capable of being satisfied prior to August 31, 2000; or (ii) if at the Initial Expiration D ate (or any extended expiration date of the Offer, if applicable), all of the conditions to the Offer other than the Minimum Condition shall have been waived or satisfied and the Minimum Condition shall not have been satisfied, until the earlier of ten (10) business days after such expiration date or August 31, 2000. Upon the prior satisfaction or waiver of all the conditions to the Offer, and subject to the terms and conditions of this Agreement, Merger Sub will, and Parent will cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Merger Sub shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Merger Sub shall file with the Commission and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the Commission. Parent and Merger Sub will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or Merger Sub may receive from the Commission with respect to the Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal response of Parent, Merger Sub or their counsel. In the event that the Offer is terminated or withdrawn by Merger Sub, Parent and Merger Sub shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent.

     2.2  COMPANY ACTION.

     (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on February 21, 2000 (the "February 21 Meeting"), has unanimously (with one director having recused himself) (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the holders of Shares,
(B) approved and adopted this Agreement and the Transactions, (C) resolved to recommend, subject to the conditions set forth herein, that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions and (D) took all action necessary to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby; (ii) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view; and (3) the Board, at the February 21 Meeting, determined upon receipt of the opinion referred to in clause (ii) of this sentence that the terms of the Offer (including the Per Share Amount) are fair to, and in the best interests of, the Company and the holders of Shares. The Company has been authorized by DLJ, subject to prior review by such financial advisor, to include such fairness opinion (or references thereto) in the Offer Documents and in the
Schedule 14D-9 (as defined in paragraph (b) of this Section 2.2), the Proxy Statement and the Section 14(c) Information Statement (as defined in Section 4.7). Subject to the fiduciary duties of the Board under applicable law after taking into account the advice of the Company's outside legal counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described above. The Company has been advised by each of its directors and executive officers that they intend either to tender all Shares beneficially owned by them to Merger Sub pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions; provided, however, that such directors and executive officers shall have no obligation under this Agreement to so tender or vote their Shares if this Agreement is terminated.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject only to the fiduciary duties of the Board under applicable law after taking into account the advice of the Company's outside legal counsel, the recommendation of the Board described in
Section 2.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Merger Sub and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the Commission. The Company will provide Parent and Merger Sub and their counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the Commission with respect to the Offer Documents promptly after the receipt thereof and will provide Parent and Merger Sub and their counsel with a copy of any written responses and telephonic notification of any verbal response of the Company or its counsel.

     (c) The Company shall promptly furnish Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. The Company shall furnish Merger Sub with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Article V3, shall deliver promptly to the Company all copies of such information then in their possession and shall certify in writing to the Company its compliance with this
Section 2.2(c).

                                  ARTICLE III

                         THE MERGER AND RELATED MATTERS

     3.1  THE MERGER.

     (a) Merger; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger") substantially in the form of Exhibit 3.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, provided that no such substitution shall be made if it would delay or impede the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     (b) Effects of the Merger. The Merger shall have the effect set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

     (c) Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Company's Amended and Restated Certificate of Incorporation ("Company Charter") shall be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: "The name of the corporation is: Ascent Entertainment Group, Inc." Such Company Charter as so amended shall be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended in accordance with the terms thereof and the DGCL. At the Effective Time, the Company's Amended and Restated Bylaws ("Company Bylaws") shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the bylaws of the Surviving Entity until thereafter duly amended in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

     (d) Directors and Officers of Surviving Entity. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

     3.2 CLOSING. The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Baker Botts L.L.P., 599 Lexington Avenue, New York, New York 10022, on the first business day following the date on which the last of the conditions set forth in Article VII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, if permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by Parent and the Company.

     3.3 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 3.3(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.6, of the certificate that formerly evidenced such Share;

          (b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Entity.

     3.4  OPTIONS; SARS.

     (a) Company Stock Options. Prior to the Initial Expiration Date, the Company shall take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding option to purchase Shares or other similar interest (collectively, the "Options") granted under any Company Stock Plan, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Option shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto.

     (b) Stock Appreciation Rights. Prior to the Initial Expiration Date, the Company shall take all actions necessary and appropriate to provide that, upon the Effective Time, each outstanding stock appreciation right ("SAR") granted under any Company Stock Plan, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such SAR shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares subject thereto.

     3.5  DISSENTING SHARES

     (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect to
it) (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL (insofar as such Section is applicable to the Merger and provides for appraisal rights with respect to it), except that all Dissenting Shares held by stockholders who shall have failed to perfect or who Effectively shall have withdrawn or lost their rights to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.6, of the certificate or certificates that formerly evidenced such Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL in respect of Dissenting Shares and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     (c) The right of any stockholder to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

     3.6  SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

     (a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.3(a). Immediately prior to the Effective Time, Parent shall cause Surviving Entity to have sufficient funds to deposit, and shall cause Surviving Entity to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Merger Sub and Shares as to which dissenters' rights have been exercised as of the Effective Time) and (ii) the Per Share Amount.

     (b) Promptly after the Effective Time, Parent shall cause the Surviving Entity to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such taxes either have been paid or are not applicable. The Surviving Entity shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration. Until surrendered as contemplated by this Section 3.6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.3.

     (c) At any time following the twelfth month after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying

Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Entity (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Entity nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     4.1 ORGANIZATION AND QUALIFICATION. Each of the Company and each of its Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Section 4.1 of the Company Disclosure Schedule sets forth a complete and accurate list of each of the Company's Subsidiaries and reflects the percentage and nature of the Company's ownership of each such Subsidiary.

     The Company owns 17,159,085 shares of OCC Stock and OCC Warrants exercisable for 1,123,823 shares of OCC Stock. The shares of OCC Stock owned by the Company have been validly issued, fully paid and non-assessable and are not and, from the date hereof through and including the Effective Time, will not be subject to any Liens or Restrictions, except as created by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule. The foregoing representations regarding the Company's ownership of shares of OCC Stock are made subject to any changes that may affect the holders of OCC Stock generally.

     The Company has delivered to Parent true and complete copies of the Company Charter and Company Bylaws in effect on the date hereof. The Company's minute books, true and complete copies of which have been made available to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of the Company since January 1, 1996.

     4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.15, to perform its obligations hereunder and consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject to the approval of the Company's stockholders specified in the previous sentence. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the date hereof, (i) 29,755,600 shares of Company Common Stock were issued and outstanding and no shares were issued and held by the Company in its treasury or by Subsidiaries of the Company and (ii) no shares of Company Preferred Stock were issued and outstanding or were issued and held by the Company in its treasury or by Subsidiaries of the Company. All issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights or of any federal or state securities laws. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries which have the right to vote (or which are convertible into other securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"). Section 4.3 of the Company Disclosure Schedule describes all outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound which, directly or indirectly, obligate the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Common Stock or any other capital stock, equity interest or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right (collectively, "Convertible Securities"). Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors which require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of the Company or any Subsidiary of the Company, any other securities convertible into, or exercisable or exchangeable for, any such stock, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, other than the Company Stock Plans and the OCC Stock Plans. Other than Permitted Encumbrances, all shares of capital stock of and all partnership or other equity interests in each Subsidiary of the Company are owned free and clear of any Lien or Restriction and the shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid and non-assessable. Except as set forth on Section 4.3 of the Company Disclosure Schedule, there are not, and immediately after the Effective Time, there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Subsidiary of the Company of any shares of capital stock, any partnership or other equity interests or any Voting Debt of any Subsidiary of the Company or (y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt.

     4.4 REPORTS AND FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents, including all Reports on Form 10-K, Form 10-Q and Form 8-K, registration statements and proxy statements required to be filed with the Commission since January 1, 1997 (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related financial statements (including the related notes) included in the Company SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Company SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

     (b) OCC has filed all forms, reports and documents, including all Reports on Form 10-K, Form 10-Q and Form 8-K, registration statements and proxy statements required to be filed with the Commission since January 1, 1997 (collectively, the "OCC SEC Reports"). None of the OCC SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the OCC SEC Reports presents fairly, in all material respects, the consolidated financial position of OCC and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the OCC SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of OCC and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the OCC SEC Reports, as of their respective dates, complied as to form in all material respects with requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

     (c) Except as set forth on Section 4.4 of the Company Disclosure Schedule, the Company and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Entity, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would subject any Licenses held by the Company or any of its Subsidiaries to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not and would not be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     (d) Except as set forth on Section 4.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

     (e) Except as set forth on Section 4.4 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any obligation to contribute any additional capital to, or acquire any additional interest in, any of its Affiliates.

     (f) Except as and to the extent set forth in the Company SEC Reports or in any Section of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business since September 30, 1999, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     4.5 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Offer and Merger will not:

          (i) assuming approval by the Company's stockholders as contemplated by
     Section 4.15, conflict with or violate the Company Charter or Company Bylaws or the charter or bylaws of any corporate Subsidiary of the Company or the partnership agreement of any partnership Subsidiary of the Company;

          (ii) require any consent, approval, order or authorization of or other action by any Governmental Entity (a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of the Company or any Subsidiary of the Company, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (B) the Governmental Consents and Governmental

     Filings with foreign, state and local governmental authorities set forth on
     Section 4.5 of the Company Disclosure Schedule (the "Local Approvals"), (C) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (D) the filing with the Commission of (1) the Schedule 14D-9 and the Proxy Statement and (2) such reports under Section 13(a), 13(d), 14(c), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (E) such other Governmental Consents and Government Filings the absence or omission of which will not, either individually or in the aggregate, have a material adverse effect on the Transactions or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole;

          (iii) except as set forth on Section 4.5 of the Company Disclosure Schedule, require, on the part of the Company or any Subsidiary of the Company, any consent by or approval or authorization of (a "Contract Consent") or notice to (a "Contract Notice") any other Person (other than a Governmental Entity), under any License or other Contract, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a material adverse effect on the Transactions or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole;

          (iv) assuming that the Contract Consents and Contract Notices described on Section 4.5 of the Company Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or other encumbrance on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature to which the Company or any Subsidiary of the Company is a party, by which the Company, any Subsidiary of the Company or any of their respective assets or properties is bound or affected or pursuant to which the Company or any Subsidiary of the Company is entitled to any rights or benefits (including the Licenses)), except for such Violations which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole; or

          (v) assuming that the Governmental Consents and Governmental Filings specified in clause (ii) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary of the Company or by which any of their respective properties or assets are bound, except for such Violations which would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole. As used herein, the term "Governmental Entity" means and includes any court, arbitrators, administrative, regulatory or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

     4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as otherwise disclosed in the Company SEC Reports or the OCC SEC Reports filed with the Commission prior to the date hereof or as set forth on Section 4.6 of the Company Disclosure Schedule, since September 30, 1999 through the date of this Agreement, (i) there has not been any adverse change in, and no event has occurred and no condition exists which, individually or together with all other such changes, events and conditions, has had or, insofar as the Company can reasonably foresee, is reasonably likely to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and (ii) through the date hereof, other than actions that in the ordinary course of the Company's business consistent with prior practice would not have required, and would have been taken without, the approval of the Company Board, no action has been taken by the Company or any

Subsidiary of the Company which, if Section 6.5 had then been in effect, would have been prohibited by such Section without the consent or approval of Parent, and no agreements, understandings, obligations or commitments, whether in writing or otherwise, to take any such action were entered into during such period.

     (b) Prior to the date hereof, the Company delivered to Parent a schedule setting forth a detailed estimate of the amount of cash which the Company expects to have retained after giving effect to, among other things, the payment of the severance obligations contemplated by Section 6.14 hereof and the other transactions contemplated hereby, and the Company has no reason to believe that such estimate is materially inaccurate.

     4.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, including (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), (iv) the Proxy Statement and (v) the information to be filed by the Company in connection with the Merger pursuant to Section 14(c) of the Exchange Act (the "Section 14(c) Information Statement"), will, at the respective times such documents are filed, and also in the case of the Offer Documents, the Schedule 14D-9, the Information Statement and the Section 14(c) Information Statement, at the respective times the Offer Documents, the Schedule 14D-9, the Information Statement and the Section 14(c) Information Statement are first published, sent or given to the Company's stockholders, and also, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (or necessary to correct any statement in any earlier communication), except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement, the Proxy Statement and the Section 14(c) Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will comply in all respects with the applicable requirements of the DGCL.

     4.8 LEGAL PROCEEDINGS. As of the date hereof, there is no (i) suit, action or proceeding pending of which the Company has received notice or, to the knowledge of the Company, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting the Company, any Subsidiary of the Company or any of its or their properties or rights (including without limitation the Company's interests in OCC), which, if adversely determined, is, insofar as the Company can reasonably foresee, reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (ii) judgment, order, decree, Injunction or order of any Governmental Entity entered against and binding on the Company or any Subsidiary of the Company of which the Company has received notice, which, insofar as the Company can reasonably foresee, is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;
(iii) suit, action or proceeding pending of which the Company has received notice or, to the knowledge of the Company, any investigation pending or any suit, action, proceeding or investigation threatened, against the Company or any Subsidiary of the Company which seeks to restrain, enjoin or delay the consummation of the Merger, the Offer or any of the other transactions contemplated hereby or which seeks damages in connection therewith; and (iv) Injunction of any type referred to in Section 7.1(c) of which the Company has received notice which has been entered or issued and is in effect.

     4.9 LICENSES; COMPLIANCE WITH REGULATORY REQUIREMENTS. The Company and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign required for the ownership of the assets and operation of the businesses of the Company or any of its Subsidiaries, except for the failure to hold any of the foregoing as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole (collectively, the

"Licenses"). Each of the Company and its Subsidiaries is in compliance with, and has conducted its business so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes, except where the failure so to comply has not had and, insofar as reasonably can be foreseen by the Company, in the future is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company and its Subsidiaries, (i) have all Licenses of foreign, state and local governmental authorities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries (the "Permits"), (ii) have duly and currently filed all reports and other information required to be filed by any other Governmental Entity in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations which have not had and, insofar as can reasonably be foreseen by the Company, in the future are not reasonably likely to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, to the knowledge of the Company, the Company and its Subsidiaries have duly complied with, and the operation of their respective businesses, equipment and other assets and the facilities owned or leased by them are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or a quasi governmental authority relating to (i) errors or omissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (v) the emission of non-ionizing electromagnetic radiation or (vi) other environmental, health or safety matters, including without limitation all matters set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Authorization Act of 1986, the Occupational Safety and Health Act, the Resource Conservation Recovery Act of 1976, the Federal Water Pollution Control Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Emergency Planning Community Right to Know Act of 1986, as amended, and the Clean Air Act, as amended (collectively "Environmental and Health Laws"); except, with respect to any of the foregoing, where the failure to be or have been in such compliance would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or threatened against the Company or any of its Subsidiaries relating to violations of the Environmental and Health Laws, except for such matters as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     4.10 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except DLJ, Allen & Company Incorporated and Wasserstein Perella & Co., Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firms (a schedule which has been delivered by the Company to Parent prior to the date of this Agreement), and the Company agrees to indemnify and hold Parent and Merger Sub harmless from and against any and all claims, liabilities or obligations with respect to any other such fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates.

     4.11 TAX MATTERS. (1) Except as set forth on Section 4.11, paragraph 1 of the Company Disclosure Schedule, (i) there has been duly filed by or on behalf of the Company and each of its Subsidiaries (and each of their respective predecessors, if any), or filing extensions from the appropriate federal, state, foreign and local Governmental Entities have been obtained with respect to, all material federal, state, foreign and local tax returns and reports required to be filed on or prior to the date hereof; (ii) payment in full or adequate provision for the payment of all material taxes required to be paid in respect of the periods covered by such tax returns and reports has been made; (iii) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such material taxes anticipated to be payable in respect of periods through the most recent fiscal quarter end; (iv) none of the income tax returns required to be filed by or on behalf of the Company and each of its Subsidiaries consolidated in such returns (the "Company Consolidated Returns") or by or on behalf of OCC and each of its Subsidiaries consolidated in such returns (the "OCC Consolidated Returns") have been examined by or settled with the Internal Revenue Service ("IRS") or other Governmental Entity; (v) there are no material "deferred intercompany transactions" or "intercompany transactions" the gain or loss in which has not yet been taken into account under the Company Consolidated Returns or the OCC Consolidated Returns; (vi) there are no Liens for material taxes on the assets of the Company and each of its Subsidiaries, except for statutory liens for current taxes not yet due and payable; and (vii) there have been no claims or assessments against the Company or any of its Subsidiaries asserted in writing by any Governmental Entity with respect to any alleged deficiency in any tax, other than those claims or assessments that would not have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, value added, alternative or added minimum, ad valorem, transfer, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. The term "tax return" means a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any tax including an information return, claim for refund, amended tax return or declaration of estimated tax.

     (b) Except as set forth on Section 4.11, paragraph 2 of the Company Disclosure Schedule, the Company Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the best knowledge of the Company, no fact or circumstance exists that could reasonably be expected to cause such disallowance to apply to any such amounts.

     (c) Except as set forth on Section 4.11, paragraph 3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to any tax allocation or tax sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was the Company or (3) has any liability for taxes of any Person (other than the Company and its Subsidiaries) under Reg. sec.1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

     4.12  EMPLOYEE MATTERS.

     (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since January 1, 1997 by the Company or by any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with the Company would be deemed a "controlled group" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, including any such type of plan established, maintained or contributed to under the laws of any foreign country (the "Company Plans"). Section 4.12(a) of the Company Disclosure Schedule identifies each Company Plan that is an "employee benefit plan," as defined in
Section 3(3) of ERISA. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule, the Company has heretofore delivered to Parent true and complete copies of each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan which is an employee pension benefit plan for the three most recent plan years and all required actuarial reports for the last two plan years of each Company Plan.

     (b) No Company Plan is subject to Title 4 of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title 4 of ERISA during the five year period ending on the Effective Time.

     (c) Except as set forth on Section 4.12(c) of the Company Disclosure Schedule, each Company Plan that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code and/or such Company Plan complies with Section 505 of the Code, unless the IRS does not as a matter of policy issue such notification with respect to that particular type of plan. To the Company's knowledge, each such Company Plan satisfies, where appropriate, the requirements of Sections 501(c)(9) and 505 of the Code.

     (d) There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other Person or entity under Title 4 of ERISA against the Company or any ERISA Affiliate nor, except as would not have a material adverse effect on the business, assets, results of operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole, is there or has there been any event or circumstance which could reasonably be expected to result in such liability.

     (e) Except for the NBA Collective Bargaining Agreement dated September 1995 and the NHL Collective Bargaining Agreement dated September 16, 1993, as delivered to Parent, neither the Company nor any Subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and during the past five years neither the Company nor any Subsidiary of the Company has experienced a work stoppage.

     (f) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, Section 406 of ERISA and Section 4975 of the Code.

     (g) To the Company's knowledge, each Company Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

     (h) No Company Plan provides welfare benefits, including without limitation death or medical benefits, with respect to current or former employees or consultants of the Company or any Subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law).

     (i) There are no material pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

     (j) Section 4.12(j) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which the Company or any of its Subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been made available to Parent): (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company or any of its Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and involving compensation or remuneration of more than $200,000 per annum; (ii) each agreement with any executive officer or other key employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement; (iii) each agreement with respect to any officer or other key employee of the Company or any Subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other material agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (k) No employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth in
Section 4.12(k) of the Company Disclosure Schedule, no amount payable, or economic benefit provided, by the Company or any of its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement. No Person is entitled to receive any additional payment from the Company or any of its Subsidiaries or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such Person. Other than as disclosed in a schedule to this Agreement, neither the Company nor any of its Subsidiaries has granted to any Person any right to receive any Parachute Gross-Up Payment.

     4.13 FAIRNESS OPINION. The Company Board has received the oral opinion of DLJ to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair, from a financial point of view, to the stockholders of the Company (the "Fairness Opinion"). The Company has provided Parent with a true and complete copy of the executed Fairness Opinion. In addition, the Company will include an executed copy of the Fairness Opinion in or as an annex to the Offer Documents, the
Schedule 14D-9, the Proxy Statement and the Section 14(c) Information Statement.

     4.14 RECOMMENDATION OF THE COMPANY BOARD. The Company Board, by vote at a meeting duly called and held, has approved the Offer, the Merger and this Agreement, and has determined that the consideration to be paid to the Company's stockholders is fair to and in the best interests of the Company's stockholders and has adopted resolutions recommending approval and adoption of this Agreement and the transactions contemplated hereby to the stockholders of the Company.

     4.15 VOTE REQUIRED. The only vote of stockholders of the Company required under the DGCL, NASDAQ Stock Market requirements and the Company Charter and Company Bylaws in order to approve the Merger is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such approval and adoption.

     4.16 INTANGIBLE PROPERTY; COPYRIGHTS. The Company and its Subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, trade secrets, customer lists and other proprietary intellectual property rights required for, used in or incident to the businesses of the Company and its Subsidiaries as now conducted, except where the failure to so own or have such rights to use, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except as set forth on
Section 4.16 of the Company Disclosure Schedule, the Company does not have knowledge, and the Company has not received any notice alleging, that it or any of its Subsidiaries is infringing upon or otherwise violating, or has in the past infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright.

     4.17 INVESTMENT SECURITIES. Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company in any corporation, partnership, joint venture or other Person, other than the Subsidiaries of the Company listed on Section 4.1 of the Company Disclosure Schedule (each, an "Investment Security" and collectively, the "Investment Securities"). Section 4.17 of the Company Disclosure Schedule includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person in respect of which such Investment Security relates, the amount and nature of such interest, and a description of the material terms of any Liens and Restrictions with respect to such Investment Securities. The Company's representations in this Section 4.17 with respect to any such Investment Securities are made subject to any events, Liens and Restrictions that affect the holders of the applicable class(es) or series of such Investment Securities generally.

     4.18 TRANSACTIONS WITH AFFILIATES AND CERTAIN AGREEMENTS. Section 4.18 of the Company Disclosure Schedule sets forth an accurate and complete listing, (a) as of the date hereof, of all contracts, leases, agreements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of their respective assets is bound, which contain any material restrictions or limitation on the ability of the Company or any of its Subsidiaries or Affiliates to engage in any business anywhere in the world, and (b) of all contracts, leases, agreements or understandings, whether written or oral, giving any Person the right to require the Company to register under the Securities Act any securities of the Company or to participate in any registration of such securities. Each of the Company SEC Reports and the OCC SEC Reports complies as to form in all material respects with Item 404 of Regulation S-K promulgated under the Securities Act and is true and correct in all material respects with regard to its disclosure of any relationships or transactions involving the Company or any Subsidiary or Affiliate of the Company of a type required to be disclosed in the Company SEC Reports or the OCC SEC Reports, as applicable, pursuant to such item.

     4.19 NO INVESTMENT COMPANY. The Company is not an "investment company" subject to the registration requirements of, and regulation as an investment company under, the Investment Company Act of 1940, as amended.

     4.20 STATE TAKEOVER STATUTES. The Boards of Directors of the Company and OCC have approved the Offer, the Merger and this Agreement and the Transactions, and such approvals are sufficient to render inapplicable to the Offer, the Merger and this Agreement and the Transactions the provisions of Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the Transactions.

     4.21 RIGHTS AGREEMENT. The Company has heretofore provided Parent with a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The amendment to the Rights Agreement attached hereto as
Section 4.21 to the Company Disclosure Schedule has been duly authorized by the Board of Directors of the Company and has been duly executed by the Company, and, accordingly, the execution of this Agreement, the announcement or making of the Offer, the acquisition of Shares pursuant to the Offer and the Merger and the other transactions contemplated in this Agreement will not cause the Rights to become exercisable or result in either Parent or Merger Sub or any of their Affiliates being considered to be an "Acquiring Person" (as defined in the Rights Agreement) or the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or an event described in Sections 11(a)(ii) or 13 of the Rights Agreement.

     4.22 SALE OF ENTERTAINMENT ASSETS. Except as heretofore disclosed to Parent in the Company Disclosure Schedules, (i) the Company is not a party to any agreement which provides for the sale of the Entertainment Assets and (ii) no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the sale of the Entertainment Assets.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

     5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each of Parent and Merger Sub has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including in the case of Merger Sub, approval and adoption of this Agreement and the Merger by Parent, as the sole stockholder of Merger Sub). This Agreement is a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     5.3 NO PRIOR ACTIVITIES OF MERGER SUB. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     5.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, including (i) Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement, (iv) the Proxy Statement and (v) the Section 14(c) Information Statement, will, at the respective times such documents are filed, and also, in the case of the Offer Documents, the Schedule 14D-9, the Information Statement and the Section 14(c) Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9, the Information Statement and the Section 14(c) Information Statement are first published, sent or given to the Company's stockholders, and also, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote upon the approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (or necessary to correct any statement in any earlier communication), except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference therein. The Offer Documents comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

     5.5 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     5.6 FINANCING. Parent has, or will have available to it at the time Merger Sub is required to pay for Shares under the terms of the Offer, and will make available to Merger Sub, sufficient funds to permit Merger Sub to acquire all the outstanding Shares in the Offer and the Merger. Parent has obtained commitments for such funds.

     5.7 SALE OF ENTERTAINMENT ASSETS. Parent is not a party to any agreement which provides for the sale of the Entertainment Assets.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

     6.1 STOCKHOLDERS MEETINGS. (a) If the Company Stockholder Approval (as hereinafter defined) is required by law, the Company will, at Parent's request, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving and adopting this Agreement and the Transactions (the "Company Stockholder Approval"). The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, (1) if Merger Sub or any other Subsidiary of Parent shall acquire at least a majority of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to be approved by a written consent of stockholders pursuant to Section 228 of the DGCL, the Company Charter and the Company Bylaws (the "Written Consent") and for the Merger to become effective as soon as practicable as permitted by applicable law after purchase of such Shares in the Offer without a Stockholders Meeting in accordance with Sections 228 and 251 of the DGCL, and (2) if Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

     (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the Commission and will use its best efforts to respond to any comments of the Commission and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the Commission. The Company will notify Parent promptly of the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects after being afforded the opportunity to review the same.

     (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any Subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     (d) If Merger Sub or any other Subsidiary of Parent shall acquire at least a majority of the outstanding Shares, the Company will, at Parent's request, as soon as practicable following purchase of such Shares in the Offer, prepare and file a preliminary Section 14(c) Information Statement with the Commission and will use its best efforts to respond to any comments of the Commission and to cause the Section 14(c) Information Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the Commission. The Company will notify Parent promptly of the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Section 14(c) Information Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, on the other hand, with respect to the Section 14(c) Information Statement or the Merger. If at any time prior to the effective date of the Written Consent there shall occur any event that should be set forth in an amendment or supplement to the Section 14(c) Information Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Sec-tion 14(c) Information Statement, or any amendment or supplement thereto, to which Parent reasonably objects after being afforded the opportunity to review the same.

     6.2 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, upon reasonable notice, the Company will (and will use reasonable efforts to cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of the Company and otherwise fully cooperate with the other party in its investigation of the business of the Company. Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this
Section 6.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No investigation pursuant to this Section 6.2 will affect any representation or warranty given by the Company to Parent hereunder.

     6.3 CONFIDENTIALITY. Except as otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a "disclosing party"), and unless and until Parent and Merger Sub shall have purchased a majority of the outstanding Shares pursuant to this Offer, and notwithstanding the termination of this Agreement, each party (a "receiving party") will, and will cause its Affiliates, directors, officers, employees, agents and controlling Persons (such Affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to, (i) keep all Confidential Information of the disclosing party confidential and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party's rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the disclosing party, the receiving party will provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party's obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party's written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the receiving party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a receiving party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it will be liable in damages for the disclosing party's lost profits resulting directly and solely from such disclosure; provided, however, that notwithstanding the foregoing, Parent will not be liable under any circumstances for damages other than direct damages (and not lost profits or indirect, special, punitive or consequential damages) resulting directly and solely from such wrongful disclosure by Parent. In the event this Agreement is terminated, each party will, if so requested by the other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party will not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the disclosing party.

     For purposes of this Section 6.3, "Confidential Information" of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party's Representatives, regardless of the manner in which it is furnished. "Confidential Information" does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives, (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or
(d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information.

     6.4 PUBLIC ANNOUNCEMENTS. The Company and Parent shall use commercially reasonable efforts to develop a joint communications plan and each party hereto shall use reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the NASDAQ Stock Market, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     6.5  CONDUCT OF THE COMPANY'S BUSINESS PENDING MERGER SUB'S ELECTION
DATE. Except as set forth on Section 6.5 of the Company Disclosure Schedule, the Company will, and will use its commercially reasonable efforts to cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement, including without limitation Section 6.6 hereof, or consented to or approved in writing by Parent, during the period commencing on the date hereof and ending at the election or appointment or Merger Sub's designees to the Board pursuant to Section 6.11 upon the purchase by Merger Sub of any shares pursuant to the Offer (the "Merger Sub's Election Date"):

          (a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

          (b) use reasonable efforts to preserve intact its business organization, to preserve its Licenses in full force and effect, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it;

          (c) not (i) make any change or amendments in its charter, bylaws or partnership agreement (as the case may be); (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than shares of Company Common Stock issued upon the exercise of any Company Stock Options or shares of OCC Stock issued upon the valid exercise of any OCC Warrant or any options to purchase shares of OCC Stock issued pursuant to any OCC Stock Plan or otherwise ("OCC Stock Options")), or any Convertible Securities (other than OCC Stock Options to purchase up to an aggregate of 300,000 shares of OCC Stock; provided, however, that OCC shall not grant to any one Person OCC Stock Options to purchase in excess of 100,000 shares of OCC Stock without the prior written consent of Parent) or any phantom shares, phantom equity interests or stock or equity appreciation rights; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of the Company or any Subsidiary of the Company; (v) amend or modify any outstanding options, warrants, or rights to acquire, or securities convertible into shares of its capital stock or other equity interests or securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement; (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities, except for dividends by a Subsidiary of the Company other than OCC paid ratably to its stockholders or the partners thereof, as the case may be (provided in the case of any non-wholly owned Subsidiary of the Company that the other stockholders of or partners in such Subsidiary are not officers, directors, employees or Affiliates of the Company or any of its Subsidiaries); (viii) sell, transfer or otherwise dispose of, or pledge any stock, equity or partnership interest owned by it in any Subsidiary of the Company, except for dispositions permitted by Section 6.5(f) hereof; (ix) sell, transfer or otherwise dispose of any securities of OCC owned beneficially or of record by the Company or any Subsidiary of the Company or create or permit to exist any Lien or Restriction thereon not listed on Section 4.17 of the Company Disclosure Schedule (other than any sale, Lien or Restriction arising from any change or transaction affecting the holders of such securities generally); or (x) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (d) not (i) modify or change in any material respect any material License or other material Contract, other than in the ordinary course of business; (ii) enter into any new employment, consulting, agency or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in compensation, (A) in each case other than in the ordinary course of business and consistent with past practice and with or granted to Persons who are not officers or directors of the Company or any Subsidiary of the Company and which do not, in the aggregate, materially increase the compensation or benefit expense of the Company or any Subsidiary of the Company, and (B) other than the regular annual salary increase granted in the ordinary course of business and consistent with past practice to employees of the Company or its Subsidiaries who are not directors or executive officers of the Company; and (iii) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.12(a), except to the extent required by any applicable law, the existing terms of any such plan or the provisions of this Agreement; (iv) secure any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any property, assets or rights of the Company or any Subsidiary of the Company, except in any such case for Permitted Encumbrances; (v) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (vi) cancel any Indebtedness or waive any claims or rights, except in the ordinary course of business and consistent with past practice; (vii) make any material capital expenditures (other than in accordance with the capital expenditure budget for the year 2000 (the "2000 Budget") approved by the OCC Board and in effect on the date hereof, a copy of which has been delivered to Parent); (viii) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness except in the ordinary course of business consistent with past practice; (ix) other than as contemplated or otherwise permitted by this Agreement and other than the normal cash management practices of the Company and its Subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any material transaction with any director, officer, partner or Affiliate not required by the terms of an existing Contract described in Section 4.18 of the Company Disclosure Schedule; (x) guarantee or otherwise become responsible for any Indebtedness of any other Person; or (xi) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (e) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or OCC and its Subsidiaries taken as a whole;

          (f) except (i) as described on Section 6.5 of the Company Disclosure Schedule and (ii) for dispositions in the ordinary course of business consistent with prior practice, not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or OCC and its Subsidiaries taken as whole;

          (g) not incur any Indebtedness;

          (h) not take any action that would cause its representations and warranties contained in Section 4.1 to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company and its Subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its Subsidiaries and of the ownership by the Company and its Subsidiaries of their respective businesses, properties and assets);

          (i) not enter into any agreement that would (after the Effective Time) purport to bind Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries);

          (j) not amend or modify in any respect the Corporate Agreement, dated as of October 8, 1996, between the Company and OCC;

          (k) not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (l) not settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions; and

          (m) confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any material adverse change; and promptly provide to Parent (or its counsel) copies of all filings made by the Company with any federal, state, foreign or supranational Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Notwithstanding this Section 6.5, but subject to the provisions of Section
6.6 (to the extent applicable), the foregoing provisions of this Section 6.5 shall not prohibit or restrict in any way the Company from entering into an agreement with respect to a Superior Proposal.

     6.6 NO SOLICITATION. (a) After the date hereof and prior to the Effective Time, the Company will not, directly or indirectly, through any Subsidiary, Affiliate, officer, director, employee, agent or representative or otherwise (i) solicit or initiate the submission of proposals or offers from any Person relating to any Alternative Proposal, (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company or any of its Subsidiaries, to any Person in connection with any Alternative Proposal, (iii) negotiate with any Person with respect to any Alternative Proposal, (iv) approve, recommend or permit the Company or any Subsidiary to enter into an agreement or understanding with any Person relating to any Alternative Proposal, or (v) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing; provided, however, that this Section 6.6(a) shall not prohibit the Company or the Company Board, to the extent the Company Board determines in its good faith judgment that it is required by its fiduciary duties under applicable law after taking into account the advice of the Company's outside legal counsel, from providing information to, participating in discussions or negotiating with any third party that delivers a Superior Proposal that was not solicited in violation of this
Section 6.6(a). Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to an Alternative Proposal, provided that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Company Board determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Company Board to stockholders under applicable law, after taking into account the advice of outside legal counsel (it being understood that disclosure by the Company of its receipt of an Alternative Proposal and the terms thereof shall not alone constitute a withdrawal or modification of such position or an approval or recommendation of such Alternative Proposal).

     (b) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Alternative Proposal or of any request (other than in the ordinary course of business and not related to an Alternative Proposal) for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary thereof by any Person who is known to be considering making, or has made, an Alternative Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Alternative Proposal, indication or request. The Company shall keep Parent fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Alternative Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Alternative Proposal.

     (c) Except as set forth above in this Section 6.6, the Company covenants and agrees with Parent that prior to the Effective Time the Company will not, and will not cause or permit any Subsidiary of the Company to, (i) voluntarily sell, dispose of, tender or exchange or agree to sell, dispose of, tender or exchange any shares of OCC Stock owned by the Company or any Subsidiary of the Company on the date hereof or hereafter acquired (including without limitation any such sale or disposition in connection with a tender offer, exchange offer or similar transaction) (the "Company OCC Shares"), (ii) vote, or execute a written consent or proxy with respect to the Company OCC Shares, which the Company or any such Subsidiary is entitled to vote, in favor of any acquisition by any Person of OCC, of any equity interest in OCC, or of a material portion of the assets of OCC (an "OCC Alternative Transaction") or agree with any other Person to vote, or execute a written consent or proxy, with respect to any such Company OCC Shares or (iii) publicly recommend any OCC Alternative Transaction or otherwise express an intention to take any of the actions otherwise prohibited by this Section 6.6(c) (it being understood that disclosure by the Company or any of its Subsidiaries of the receipt of a proposal for an OCC Alternative Transaction shall not alone constitute a recommendation of such OCC Alternative Transaction or an expression of intent prohibited by this Section 6.6(c)); provided that the Company's obligations to cause its representatives on the Board of Directors of OCC (or any committee thereof) to take any action (or to refrain from taking any action) in compliance with this Section 6.6(c) shall be subject in all respects to such Persons' fiduciary duties under applicable law.

     6.7 REASONABLE EFFORTS. (a) Each of the Company, Parent and Merger Sub agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any party hereto may reasonably request in order to cause any of the conditions to any other party's obligation to consummate such transactions specified in Article VII and Annex A to be fully satisfied, and to promptly cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing of any documents with the Commission contemplated hereby (including any necessary amendments or supplements); (ii) using commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person required to be obtained or made by Parent, Merger Sub, the Company or any of their Subsidiaries in connection with the Offer, the Merger or the taking of any action contemplated thereby or by this Agreement; (iii) filing all pre-merger notification and report forms required under the Hart-Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (iv) using commercially reasonable efforts to lift any Injunction of any type referred to in Section 7.1(c); (v) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and
(vi) in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated thereby;

provided, however, that in making any such filing and in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to in this sentence, (A) no party shall be required to pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, any of its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; (B) Parent shall not be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in paragraphs (a), (b) or (c) of Annex A; and (C) without Parent's prior consent, the Company shall not, and shall not permit any of its Subsidiaries to, amend any material License or material Contract, pay any consideration or make any agreement or reach any understanding or arrangement other than in the ordinary course of business consistent with prior practice. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement then in office shall use their reasonable best efforts to take all such action.

     (b) In its capacity as the sole stockholder of Merger Sub, Parent will cause Merger Sub to approve and adopt this Agreement and the Transactions and to take all corporate action necessary on its part to consummate the Transactions and its obligations under this Agreement. Except as contemplated by this Agreement, Merger Sub will not conduct any other business, and will have no other assets or liabilities.

     (c) The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied (subject to the Company's right to take actions specifically permitted by Section 6.6).

     (d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.8 RIGHTS AGREEMENT. Except as otherwise provided in Section 4.21, the Company shall not redeem the Rights or amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

     6.9 CERTAIN LITIGATION. (a) Each of the Company and Parent agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company will not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent (which consent will not be withheld or delayed unreasonably). Each of Parent and the Company further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.9 to the same extent as if such Person were a party hereto.

     (b) The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, unless the Board of Directors of the Company determines in good faith, after consultation with counsel, that failing so to cooperate with such third party or cooperating with Parent or Merger Sub, as the case may be, would constitute a breach of the Board's fiduciary duties under applicable law.

     6.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) From and after the Effective Time, Parent and the Surviving Entity will jointly and severally indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and any of its Subsidiaries, and any Person who is or was serving at the request of the Company as an officer, director or employee or agent of another Person (each, an "Indemnified Party" and together, the "Indemnified Parties") (and will also, subject to Section 6.10(b), advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against (i) all losses, costs, expenses, claims, damages, judgments or liabilities arising out of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer, director or employee or agent of another Person, pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Offer, the Merger or any other transactions contemplated hereby or thereby, in each case to the fullest extent permitted under the DGCL (notwithstanding the charter, bylaws or similar organizational documents of the Company, the Surviving Entity or Parent); provided, however, that such indemnification will be provided only to the extent any directors' and officers' liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that Parent or the Surviving Entity shall, subject to Section 6.10(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case Parent or the Surviving Entity, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company Charter or Company Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any Subsidiaries of the Company, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect. The Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing currently such insurance coverage for directors and officers of the Company, and (ii) the Surviving Entity shall not be required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (b) If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company, Parent and the Surviving Entity agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), will promptly notify Parent thereof (but the failure so to notify will not relieve the Company, Parent or the Surviving Entity from any liability which it may have under this Section
6.10 except to the extent such failure materially prejudices such party), whereupon Parent or the Surviving Entity will have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and Parent will pay or cause to be paid all reasonable fees and expenses of such counsel; provided that Parent will not be obligated pursuant to this Section 6.10(b) to pay or cause to be paid for more than one firm or counsel to represent all Indemnified Parties in any jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Neither Parent nor the Surviving Entity will be liable for any settlement effected without its prior written consent, which consent, however, will not be unreasonably withheld or delayed.

     (c) This Section 6.10 is intended to benefit the Indemnified Parties and will be enforceable by each Indemnified Party, his or her heirs and representatives and will be binding on all successors and assigns of Parent, Merger Sub and the Surviving Entity.

     6.11 DIRECTORS. (a) Promptly upon the purchase by Merger Sub of Shares pursuant to the Offer, and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Merger Sub representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any Affiliate of Merger Sub at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Merger Sub's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause Persons designated by Merger Sub to constitute the same percentage as Persons designated by Merger Sub shall constitute of the Board of
(i) each committee of the Board (some of whom may be required to be independent as required by applicable law), (ii) each board of directors of each domestic Subsidiary (including OCC, realizing that the Company has the right to appoint only a majority of the OCC board) and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the time Merger Sub acquires a majority of the then outstanding Shares on a fully diluted basis, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Subsidiaries as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.11 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Merger Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of designees of Merger Sub pursuant to this Section 6.11, prior to the Effective Time, any amendment of this Agreement or the Company Charter or Company Bylaws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Merger Sub nor are employees of the Company or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Parent and its Subsidiaries).

     6.12 STOCK OPTIONS; SARS. Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Sections 3.4(a) and 3.4(b).

     6.13 EMPLOYEE MATTERS. Neither Parent nor the Surviving Entity shall be required to maintain any Company Plan after the Effective Time. Each employee of the Surviving Entity who was an employee of the Company immediately prior to the Effective Time (i) shall be entitled to participate in the "employee benefit plans", as defined in Section 3(3) of ERISA, maintained by Parent (the "Parent Plans") to the same extent, if any, as similarly situated employees of Parent, (ii) shall receive credit for such employee's past service with the Company as of the Effective Time for purposes of eligibility and vesting under the Parent Plans, including for purposes of eligibility and participation under Parent's severance policies and plans, to the extent such service was credited under the Company Plans on the Closing Date, and (iii) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Parent Plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Plans; provided, however, that clauses (ii) and (iii) shall not apply to employees who become eligible to participate in Parent Plans as a result of transfer of employment to Parent or one of its Subsidiaries other than the Surviving Entity.

     6.14 SEVERANCE OBLIGATIONS. (a) Parent agrees to cause the Surviving Entity to assume and honor without modification the severance and cash severance payment provisions of the employment agreements and change of control severance plan listed in Section 6.14 of the Company Disclosure Schedule (the "Employee Severance Agreements"), with any cash severance payments pursuant thereto to be made in a lump sum not later than the Effective Time. Each of Parent and the Company acknowledges that the consummation of the Offer as provided herein will constitute a "Change of Control" for purposes of the Employee Severance Agreements and, accordingly, as of the Effective Time, each of the individuals party to such agreements will be entitled to (x) a cash severance payment as provided in such agreements in the manner described in the previous sentence,
(y) provision of the other fringe benefits provided in such agreements and (z) accelerated vesting of the stock appreciation rights and options with respect to the Company Common Stock held by such individuals as provided in such agreements.

     (b) Prior to the Closing, the Company shall take such action as is necessary in accordance with the terms of the Employee Severance Agreements to terminate all individuals covered by such agreements, effective as of the Effective Time, subject to the making of the cash severance payments and provisions for the other benefits referred to in Section 6.14(a).

     6.15 COMPETITOR TRANSACTION. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, neither Parent nor any of its controlled Subsidiaries will effect or enter into an agreement with any Person to effect, directly or indirectly, a merger, consolidation, asset disposition, recapitalization or another transaction resulting in the transfer of securities or assets of LodgeNet Entertainment Corporation.

                                  ARTICLE VII

         CONDITIONS TO THE MERGER ARTICLE VII CONDITIONS TO THE MERGER

     7.1 CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law (including Section 203 thereof) and the Company Charter;

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott Act shall have expired or been terminated;

          (c) No Order. No permanent or preliminary Injunction or restraining order by any court or other Government Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have (x) a material adverse effect on the transactions contemplated hereby or (y) a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole; and

          (d) Offer. Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be
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

     entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                              TERMINATION ARTICLE

     8.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Merger Sub and the Company prior to Merger Sub's Election Date; or

          (b) By Parent or the Company if (i) the Minimum Condition has not been satisfied during a ten (10) business day extension of the Offer following the Initial Expiration Date, but all other conditions have been satisfied or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) By Parent, if due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Annex A, Merger Sub shall have (A) failed to commence the Offer within 10 days following the date of this Agreement or (B) terminated the Offer without having accepted any Shares for payment thereunder, unless any such failure listed above shall have been caused by or resulted from the failure of Parent or Merger Sub to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Merger Sub of any material representation or warranty of either of them contained in this Agreement; or

          (d) By the Company, upon approval of the Board, if (i) Merger Sub shall have (A) failed to commence the Offer within 10 days following the date of this Agreement or (B) terminated the Offer without having accepted any Shares for payment thereunder, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraphs (f) or (g) of Annex A, (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Merger Sub or Parent its approval or recommendation of the Offer, this Agreement or the Merger in order to approve a Superior Proposal; provided, however, that such termination under this clause (ii) shall not be effective until the Company has made payment to Parent of the Termination Fee (as hereinafter defined) required to be paid pursuant to Section 8.2(a) and has deposited with a mutually acceptable escrow agent $2 million for reimbursement to Parent and Merger Sub of Expenses (as hereinafter defined) or (iii) Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Merger Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Parent's or Merger Sub's ability to complete the Offer or the Merger.

     The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

     8.2  TERMINATION FEE; EFFECTS OF TERMINATION.

     (a) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) Parent's Expenses (as hereinafter defined) actually incurred in an amount not to exceed $2 million and (y) $18 million (the "Termination Fee") upon demand if (i) Parent or Merger Sub terminates this Agreement pursuant to

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

Section 8.1(c), as a result of conditions set forth in paragraph (e) (ii), (iii) or (iv) of Annex A; or (ii) prior to any termination of this Agreement (other than by the Company pursuant to Section 8.1(d)(iii)), an Alternative Proposal or OCC Alternative Transaction shall have been made and within 12 months of such termination, a transaction constituting an Alternative Proposal or OCC Alternative Transaction is consummated or the Company enters into or causes OCC to enter into an agreement with respect to, approves or recommends or takes any action to facilitate such proposal.

     (b) "Expenses" means all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Parent and Merger Sub, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other Persons and assumed by Parent and Merger Sub in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto.

     (c) Except as set forth in this Section 8.2, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     (d) In the event that the Company shall fail to pay the Termination Fee or any Expenses when due, the Company shall pay the costs and expenses (including legal fees and expenses) incurred in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment.

     (e) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in (1) Sections 4.10, 5.5 and 8.2, (2) the penultimate sentence of Section 6.2, and (3) Article IX, and nothing herein shall relieve any party from liability for any breach hereof.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 NO WAIVER OR SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The respective representations and warranties of Parent, Merger Sub, and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. All representations and warranties made by each of the parties herein shall expire at the Effective Time or termination of the Agreement, as the case may be, and shall thereafter be of no further force or effect; provided that the representations of the Company in Article IV and Parent and Merger Sub in
Article V shall expire upon acceptance for payment of, and payment for, the Shares by Merger Sub pursuant to the Offer. The respective covenants and agreements of the parties contained herein or in any other documents delivered prior to or at the Closing shall survive execution and delivery of this Agreement and shall only terminate in accordance their respective terms.

     9.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

     (b) If to Parent or Merger Sub:

         Liberty Media Corporation
         9197 South Peoria Street
         Englewood, Colorado 80112
         Attention: Charles Y. Tanabe, Esq.
         Facsimile: (720) 875-5382
         with a copy to:

         Baker Botts L.L.P.
         910 Louisiana
         Houston, Texas 77002
         Attention: Joseph A. Cialone, II Esq.
         Facsimile: (713) 229-1261

     (c) If to the Company:

         Ascent Entertainment Group, Inc.
         1225 Seventeenth Street, Suite 1800
         Denver, Colorado 80202
         Attention: Arthur M. Aaron
         Facsimile: (303) 308-0489

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036
         Attention: Jeffrey W. Tindell, Esq.
         Facsimile: (212) 735-2000

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery if delivered on a business day, on the business day following delivery if not delivered on a business day, or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

     9.3 ENTIRE AGREEMENT. This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     9.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Section
6.10 (which may be enforced by the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5 AMENDMENT. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

     9.7 HEADINGS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     9.9 APPLICABLE LAW. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     9.10 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent governmental authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach thereof or of any other provision of this Agreement or part hereof as a result of such holding or order.

     9.11 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12 DISCLOSURE SCHEDULE. The parties acknowledge that the Company Disclosure Schedule to this Agreement (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or any of its Subsidiaries or will have or is likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, OCC and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole. Disclosure of the information contained in one section or part of the Company Disclosure Schedule shall be deemed as proper disclosure for other sections or parts of the Company Disclosure Schedule only if appropriately cross-referenced or if the relevance thereof is reasonably apparent from the context in which it appears.

     9.13 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the non-exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                            LIBERTY AEG ACQUISITION, INC.

                                            By:  /s/ GARY S. HOWARD
                                              ----------------------------------
                                              Name:  Gary S. Howard
                                              Title: Vice President

                                            LIBERTY MEDIA CORPORATION

                                            By:  /s/ GARY S. HOWARD
                                              ----------------------------------
                                              Name:  Gary S. Howard
                                              Title: Executive Vice President &
                                                     Chief Operating Officer

                                            ASCENT ENTERTAINMENT GROUP, INC.

                                            By:  /s/ ARTHUR M. AARON
                                              ----------------------------------
                                              Name:  Arthur M. Aaron
                                              Title: Executive Vice President --
                                                     Business Affairs

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules or regulations and except as provided in the Agreement) may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any Governmental Entity (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Merger Sub or any other Affiliate of Parent pursuant to the Offer, or the consummation of the Merger, or seeking to obtain material damages in connection with the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, or to compel the Company, to dispose of or hold separate all or any material portion of the business or assets of the Company, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Merger Sub or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions, or making the holding of such Shares illegal or subject to any materially burdensome requirement or condition; (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its Subsidiaries; (v) seeking to require divestiture by Parent, Merger Sub or any other Affiliate of Parent of any Shares; (vi) prohibiting or unreasonably delaying consummation of the Offer, the Merger or increasing in any material respect the liabilities or obligations of Parent arising out of this Agreement, the Offer or the Merger; or (vii) otherwise is reasonably likely to materially adversely affect the Company and its Subsidiaries taken as a whole;

          (b) there shall have been issued any Injunction resulting from any action or proceeding brought by any Person other than any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have been any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or (ii) the Offer or the Merger, by any Governmental Entity, in the case of both (i) and (ii) other than (A) the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the U.S. (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Parent or Merger Sub shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any Person, other than Parent or any of its Affiliates; (ii) the Board shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any Alternative Proposal or OCC Alternative Transaction, or any other takeover proposal or any other acquisition of Shares or OCC Shares other than the Offer and the Merger;
     (iii) the Company shall have entered into any agreement with respect to a Superior Proposal; or (iv) the Board shall have resolved to do any of the foregoing;

          (f) any of the representations and warranties of the Company set forth in this Agreement shall not have been true and correct at the date of this Agreement, and as a result thereof there shall have been, or it is reasonable to foresee that there will be, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (h) this Agreement shall have been terminated in accordance with its terms; and

          (i) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262  Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by as separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as
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other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the rights of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SECTION 253  Merger of Parent Corporation and Subsidiary or Subsidiaries

     (a) In any case in which at least 90% of the outstanding shares of each class of the stock of a corporation or corporations (other than a corporation which has in its certificate of incorporation the provision required by sec. 25 1 (g)(7)(i) of this title), of which class there are outstanding shares that, absent this subsection, would be entitled to vote in such merger, is owned by another corporation and 1 of the corporations is a corporation of this State and the other or others are corporations of this State, or any other state or states, or the District of Columbia and the laws of the other state or states, or the District permit a corporation of such jurisdiction to merge with a corporation of another jurisdiction, the corporation having such stock ownership may either merge the other corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other corporations, into 1 of the other corporations by executing, acknowledging and filing, in accordance with sec. 103 of this title, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption; provided, however, that in case the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation. Any of the terms of the resolution of the board of directors to so merge may be made dependent upon facts ascertainable outside of such resolution, provided that the manner in which such facts shall operate upon the terms of the resolution is clearly and expressly set forth in the resolution. The term "facts," as used in the preceding sentence, includes, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the corporation. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days' notice of the purpose of the meeting mailed to each such stockholder at the stockholder's address as it appears on the records of the corporation if the parent corporation is a corporation of this State or state that the proposed merger has been adopted, approved,
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

certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is not a corporation of this State. If the surviving corporation exists under the laws of the District of Columbia or any state or jurisdiction other than this State, subsection (d) of sec. 252 of this title shall also apply to a merger under this section.

     (b) If the surviving corporation is a Delaware corporation, it may change its corporate name by the inclusion of a provision to that effect in the resolution of merger adopted by the directors of the parent corporation and set forth in the certificate of ownership and merger, and upon the effective date of the merger, the name of the corporation shall be so changed.

     (c) Subsection (d) of sec. 251 of this title shall apply to a merger under this section, and subsection (e) of sec. 251 of this title shall apply to a merger under this section in which the surviving corporation is the subsidiary corporation and is a corporation of this State. References to "agreement of merger" in subsections (d) and (e) of sec. 251 of this title shall mean for purposes of this subsection the resolution of merger adopted by the board of directors of the parent corporation. Any merger which effects any changes other than those authorized by this section or made applicable by this subsection shall be accomplished under sec. 251 or sec. 252 of this title. Section 262 of this title shall not apply to any merger effected under this section, except as provided in subsection (d) of this section.

     (d) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under this section is not owned by the parent corporation immediately prior to the merger, the stockholders of the subsidiary Delaware corporation party to the merger shall have appraisal rights as set forth in sec. 262 of this title.

     (e) A merger may be effected under this section although 1 or more of the corporations parties to the merger is a corporation organized under the laws of a jurisdiction other than 1 of the United States; provided that the laws of such jurisdiction permit a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

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                                                                         ANNEX C

             [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]

                                                               February 22, 2000

Board of Directors
Ascent Entertainment Group, Inc.
1225 Seventeenth Street, Suite 1800
Denver, Colorado 80202

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Ascent Entertainment Group, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2000 (the "Agreement"), by and among the Company, Liberty Media Corporation ("Liberty") and AEG Acquisition, Inc., a wholly owned subsidiary of Liberty ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, Merger Sub will commence a tender offer (the "Tender Offer") for any and all outstanding shares of Common Stock, par value $.01 per share of the Company and the associated Rights at a price of $15.25 per share. The Tender Offer will be followed by the Merger in which the shares of all stockholders who did not tender in the Tender Offer will be converted into the right to receive the same cash consideration per share as in the Tender Offer.

     In arriving at our opinion, we have reviewed the draft dated February 20, 2000 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with Company management were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, including the proceeds from the possible sale of Ascent Sports Holdings. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to whether such stockholder should tender their shares in the Tender Offer or as to how such stockholder should vote on the proposed transaction.

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

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Liberty in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By:     /s/ PAUL D'ADDARIO
                                              ----------------------------------
                                                        Paul D'Addario
                                                      Managing Director

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